SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

AmeriPath, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

AmeriPath, Inc. Common Stock par value $0.01 per share.

(2)	Aggregate number of securities to which transaction applies:

30,050,512(1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 2002, among Amy Holding Company, Amy Acquisition Corp. and AmeriPath, Inc., each issued and outstanding share of AmeriPath, Inc. common stock, other than shares owned by stockholders who are entitled to and have exercised and perfected appraisal rights, shares owned by Amy Holding Company, Amy Acquisition Corp. and their affiliates, including Welsh, Carson, Anderson & Stowe IX, L.P., and shares held in AmeriPath’s treasury, will be converted into the right to receive $21.25 in cash. In addition, pursuant to the terms of the Agreement and Plan of Merger, each outstanding option and warrant will be canceled in exchange for (i) the excess, if any, of $21.25 over the per share exercise price of the option or warrant multiplied by (ii) the number of shares of common stock subject to the option or warrant. The filing fee was calculated based upon (a) an estimated aggregate cash payment of $618,982,707.50 for the proposed per share cash payment of $21.25 for 29,128,598 outstanding shares of common stock, excluding shares held by Welsh, Carson, Anderson & Stowe IX, L.P. and certain related investors, (b) an estimated aggregate cash payment of $10,056,869.28 to holders of outstanding options to purchase an aggregate of 921,432 shares of common stock with per share exercise prices of less than $21.25, and (c) an estimated aggregate cash payment of $10,242.50 for 482 shares of AmeriPath common stock subject to warrants that AmeriPath expects will be exercised by their holders on or before December 24, 2002, the expiration date of such warrants.

      (1) Based on the sum of (a) 29,128,598 shares of AmeriPath common stock, which represents 30,663,078 shares of common stock outstanding as of December 18, 2002, less 1,534,480 shares held by Welsh, Carson, Anderson & Stowe IX, L.P. and certain related investors, which will be cancelled without payment at the effective time of the proposed merger, (b) 921,432 shares of common stock issuable pursuant to stock options with exercise prices less than the per share merger consideration of $21.25, and (c) 482 shares of AmeriPath common stock subject to warrants that will expire on December 24, 2002 if not exercised by that time. For purposes of this calculation, AmeriPath has assumed that these warrants will be exercised prior to December 24, 2002.

(4)	Proposed maximum aggregate value of transaction:

$629,049,819.30

(5)	Total fee paid:

$125,810.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Draft dated December 20, 2002 — Subject to Completion

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AMERIPATH, INC.

7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

             , 2003

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of AmeriPath, Inc., to be held on                                    , 2003 at                     Eastern Time at                     . At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 8, 2002, among AmeriPath, Inc., Amy Holding Company and Amy Acquisition Corp., and the merger contemplated by the merger agreement. Under the merger agreement, Amy Acquisition Corp., a wholly owned subsidiary corporation of Amy Holding Company, will be merged with and into AmeriPath, with AmeriPath as the surviving corporation. Both Amy Holding Company and Amy Acquisition Corp. are Delaware corporations that were newly formed by Welsh, Carson, Anderson & Stowe IX, L.P. to engage in the merger.

      If the merger is completed, each issued and outstanding share of AmeriPath common stock owned by you will be converted into the right to receive $21.25 in cash, without interest, unless you are a dissenting stockholder and exercise and perfect your appraisal rights under Delaware law. Each outstanding option and warrant for AmeriPath common stock will be canceled in exchange for (1) the excess, if any, of $21.25 over the per share exercise price of the option or warrant, multiplied by (2) the number of shares of common stock subject to the option or warrant, net of any applicable withholding taxes.

      The board of directors of AmeriPath formed a special committee, composed of independent directors who are not officers or employees of AmeriPath to evaluate, negotiate and recommend to the board of directors the merger proposal and transactions related thereto, including the terms of the merger agreement with Amy Holding Company and Amy Acquisition Corp.

      The board of directors, acting on the unanimous recommendation of the special committee, has approved the merger agreement and the merger. The special committee and the board of directors believe that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, AmeriPath stockholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

      The enclosed proxy statement provides information about the proposed merger and the transactions contemplated thereby, the merger agreement and the special meeting. In addition, you may obtain additional information about AmeriPath from documents filed with the Securities and Exchange Commission. Please read the entire proxy statement carefully, including the appendices.

      Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of AmeriPath common stock entitled to vote. Regardless of whether you plan to attend, it is important that your shares are represented at the special meeting. Please complete, sign and return the enclosed proxy card. This solicitation for your proxy is being made on behalf of the board of directors of AmeriPath. If you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and the merger. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the approval and adoption of the merger agreement and the merger for purposes of the vote referred to above. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Sincerely,

/s/ JAMES C. NEW

Chairman and Chief Executive Officer

Riviera Beach, Florida

             , 2003

      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

      This proxy statement is dated              , 2003 and is first being mailed to stockholders of AmeriPath on or about              , 2003.

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AMERIPATH, INC.

7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                             , 2003

       Notice is hereby given that a special meeting of stockholders of AmeriPath, Inc., a Delaware corporation, will be held on                      , 2003 at                     Eastern Time at                     , for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 8, 2002, among AmeriPath, Amy Holding Company and Amy Acquisition Corp., and the merger contemplated by the merger agreement.

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      Only holders of record of AmeriPath common stock at the close of business on                      , 2003, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

      Stockholders of AmeriPath who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

      The board of directors, acting on the unanimous recommendation of the special committee, has approved the terms of the merger agreement and the proposed merger. The board of directors believes that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, the AmeriPath stockholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

      Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of AmeriPath common stock entitled to vote. Even if you plan to attend in person, it is important that your shares are represented at the special meeting. Please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. This solicitation for your proxy is being made on behalf of the board of directors of AmeriPath. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

      The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors,

/s/ GREGORY A. MARSH

Vice President, Chief Financial Officer and Secretary

Riviera Beach, Florida

                       , 2003

LIST OF APPENDICES

Appendix A — Agreement and Plan of Merger
Appendix B — Contingency Letter Agreement
Appendix C — Opinion of Salomon Smith Barney Inc.
Appendix D — Section 262 of the Delaware General Corporation Law

ii

SUMMARY TERM SHEET

      This summary provides a brief description of the material terms of the merger agreement and the merger. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the Appendices.

•	The Parties

-	AmeriPath — AmeriPath, Inc. is a Delaware corporation that is headquartered in Riviera Beach, Florida. AmeriPath is a leading national provider of cancer diagnostics, genomic and related medical diagnostic and information services. See “The Participants” beginning on page 12.

-	Holding — Amy Holding Company is a Delaware corporation that is a wholly owned subsidiary of Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, referred to as Welsh Carson in this proxy statement. Welsh Carson is an investment partnership that was organized by Welsh, Carson, Anderson & Stowe, a New York based private equity firm. Welsh Carson currently owns approximately 4.9% of AmeriPath’s outstanding common stock and, together with its related co-investors, will own all the capital stock of Holding when the merger is consummated. Welsh Carson formed Holding for the purpose of completing the merger and related financing transactions. See “The Participants” beginning on page 12.

-	Acquisition Corp. — Amy Acquisition Corp. is a Delaware corporation that is a wholly owned subsidiary of Holding. Acquisition Corp. was formed by Welsh Carson for the purpose of completing the merger and related financing transactions. See “The Participants” beginning on page 12.

•	The Merger

-	In the merger, Acquisition Corp. will merge with and into AmeriPath. Upon completion of the merger, Acquisition Corp. will cease to exist and AmeriPath will continue as the surviving corporation and a wholly owned subsidiary of Holding. We have attached the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. See “The Merger” beginning on page 12 and “The Merger Agreement” beginning on page 37.

•	Stockholder Vote Required to Approve the Merger

-	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Approval and adoption of the merger agreement and the merger require the affirmative vote of the holders of a majority of the outstanding shares of common stock of AmeriPath entitled to vote. See “The Special Meeting” beginning on page 10.

•	Recommendation of the Board of Directors

-	The special committee and the board of directors believe that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, the AmeriPath stockholders. The board of directors has approved the merger agreement and the merger and recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

•	Consideration; Effect of the Merger on AmeriPath Stockholders

-	In the merger, each share of AmeriPath common stock will be converted automatically into the right to receive $21.25 in cash, without interest, except for:

–	treasury shares of AmeriPath common stock, all of which will be canceled without any payment;

–	shares of AmeriPath common stock owned by Holding, Acquisition Corp., or any affiliate of theirs, including Welsh Carson, which will be canceled without any payment; and

–	shares of AmeriPath common stock held by stockholders who properly exercise and perfect appraisal rights, which will be subject to appraisal in accordance with Section 262 of the Delaware General Corporation Law. See “The Merger — Appraisal Rights” beginning on page 33.

-	In the merger, each outstanding option and warrant will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $21.25 over the per share exercise price of the option or warrant, and (2) the number of shares of common stock subject to the option or warrant net of any applicable withholding taxes. See “The Merger Agreement” beginning on page 37. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger, in order for the full amount of such options to be so canceled in exchange for cash. See “The Merger Agreement — Treatment of Options and Warrants” beginning on page 38.

-	Upon completion of the merger, current AmeriPath stockholders, other than Welsh Carson and its affiliates, will cease to have ownership interests in AmeriPath or rights as AmeriPath stockholders, and Holding, and indirectly Welsh Carson and its related co-investors, will own all of the surviving corporation’s outstanding capital stock. Therefore, current stockholders of AmeriPath, other than Welsh Carson and its affiliates, will not participate in any future earnings or growth of AmeriPath and will not benefit from any appreciation in value of AmeriPath. See “The Merger — Effects of the Merger” beginning on page 24.

-	As a result of the merger, AmeriPath will be a privately held corporation and there will be no public market for its common stock. After the merger, AmeriPath’s common stock will no longer be listed on the Nasdaq National Market, and its registration under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act, will be terminated. See “The Merger — Effects of the Merger” beginning on page 24.

•	Appraisal Rights

-	If you do not vote in favor of the merger and instead follow the appropriate procedures for demanding and perfecting appraisal rights under Delaware law, you will receive a cash payment for the “fair value” of your shares of common stock, as determined by the Delaware Court of Chancery, instead of the $21.25 per share merger consideration to be received by the AmeriPath stockholders in connection with the merger. The price determined by the Delaware Court of Chancery may be more than, less than, or equal to the merger consideration you would have received for each of your shares of common stock in the merger if you had not exercised your appraisal rights. See “The Merger — Appraisal Rights” beginning on page 33 and Appendix D.

-	Merely voting against the merger agreement and the merger will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the Delaware General Corporation Law, as described on pages 33 through 36 and in Appendix D, among other things:

–	you must not vote for approval and adoption of the merger agreement and the merger; and

–	you must make written demand for appraisal in compliance with Delaware law prior to the vote on the merger agreement and the merger.

Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights. See “The Merger — Appraisal Rights” beginning on page 33 and Appendix D.

•	Termination of the Merger Agreement

-	The merger agreement may be terminated prior to the closing of the merger under several circumstances, including:

–	by either AmeriPath or Holding (so long as such party’s breach of the merger agreement has not caused or resulted in such failure to complete the merger) if the merger is not completed on or before 5:00 p.m. Eastern Standard Time on April 30, 2003;

–	by either AmeriPath or Holding if the stockholders of AmeriPath do not approve and adopt the merger agreement and the merger by the requisite vote at the special meeting or an adjournment thereof;

–	by Holding if either the board of directors or the special committee withdraws or modifies its recommendation to approve the merger agreement and the merger in a manner that is materially adverse to Holding or Acquisition Corp. or if either the board of directors or the special committee takes specified actions or fails to take specified actions with respect to a competing acquisition proposal; and

–	by AmeriPath if the board of directors or the special committee in the exercise of its good faith judgment as to its fiduciary duties determines that such termination is required by reason of a superior acquisition proposal having been made.

See “Merger Agreement — Termination” beginning on page 47.

•	Termination Fee

-	If the merger agreement is terminated under specified circumstances, including acceptance of a superior acquisition proposal, AmeriPath may be required to pay to Holding or its designee a $12,912,000 termination fee. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 48.

•	Conditions of the Merger

-	The merger agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of AmeriPath common stock entitled to vote, as well as other conditions, including obtaining the necessary financing to complete the merger and obtaining required consents and approvals. See “The Merger Agreement — Conditions to Completing the Merger” beginning on page 46 and “The Merger — Merger Financing” beginning on page 31.

•	Merger Financing

-	The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $772 million, consisting of:

–	approximately $629 million to pay AmeriPath’s stockholders (other than Holding, Acquisition Corp. and their affiliates, including Welsh Carson), option holders and warrant holders the amounts due to them under the merger agreement, assuming that no AmeriPath stockholder exercises and perfects its appraisal rights;

–	approximately $107 million to refinance existing indebtedness of AmeriPath that will become due as a result of the merger; and

–	approximately $36 million to pay related fees and expenses.

              See “The Merger — Merger Financing” beginning on page 31.

-	Holding and Acquisition Corp. expect that this amount will be funded with a common equity investment by Welsh Carson, and certain related co-investors, in Holding to be contributed to the surviving corporation as common equity, borrowing by the surviving corporation under new senior secured credit facilities and the issuance by Acquisition Corp. of senior subordinated notes or, if Acquisition Corp. cannot complete a public offering or Rule 144A or other private offering of senior subordinated notes prior to the completion of the merger, borrowings of senior subordinated increasing rate bridge loans by the surviving corporation under a bridge loan facility. See “The Merger — Merger Financing” beginning on page 31.

-	Holding has received a commitment letter from Credit Suisse First Boston, referred to as CSFB in this proxy statement, and Deutsche Bank AG Cayman Islands Branch, referred to as Deutsche Bank in this proxy statement, and Deutsche Bank Securities Inc., referred to as DB Securities in this proxy statement, pursuant to which CSFB and Deutsche Bank have committed, subject to the terms and conditions set forth in the commitment letter, to provide to Acquisition Corp.:

–	up to $375 million in senior secured credit facilities; and

–	in the event that Acquisition Corp. is unable to complete a public offering or Rule 144A or other private offering of not less than $215 million of senior subordinated notes at the closing of the merger, up to $215 million of bridge financing in the form of senior subordinated increasing rate bridge loans under a bridge loan facility. See “The Merger — Senior Secured Credit Facilities” beginning on page 31 and “The Merger — Senior Subordinated Notes”, and “The Merger — Senior Subordinated Increasing Rate Bridge Loans” each beginning on page 32.

-	As a result of the merger, Acquisition Corp. will be merged with and into AmeriPath and, thereafter, AmeriPath as the surviving corporation will be (1) the borrower under the senior secured credit facilities and bridge loan facility, and (2) the issuer of the senior subordinated notes.

-	In addition, Holding has received commitment letters from:

–	Welsh Carson, pursuant to which Welsh Carson has committed, subject to the terms and conditions set forth in the commitment letter, to provide to Holding $256.4 million in common equity financing; and

–	WCAS Capital Partners III, L.P., an investment fund affiliated with Welsh Carson, pursuant to which WCAS Capital Partners III, L.P. has committed, subject to the terms and conditions set forth in the commitment letter, to purchase from Holding senior subordinated notes and common stock of Holding for an estimated $65 million. See “The Merger — Holding Equity and Senior Subordinated Note Commitments” beginning on page 31.

-	It is anticipated that all of the proceeds of the WCAS Capital Partners III, L.P. financing would be placed into a reserve account and used to fund future payments under contingent notes that were issued by AmeriPath in past acquisitions. The $65 million investment by WCAS Capital Partners III, L.P. will increase or decrease if needed to match the aggregate projected amount of such contingent note obligations on the closing date of the merger. See “The Merger — Holding Equity and Senior Subordinated Note Commitments” beginning on page 31.

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following section provides brief answers to some of the more likely questions raised by the merger and the merger agreement. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the appendices.

Q: What will happen in the Merger?

A: In the merger, Acquisition Corp. will be merged with and into AmeriPath with AmeriPath being the surviving corporation. All stockholders of AmeriPath at the time of the merger, other than Holding, Acquisition Corp. and their affiliates, including Welsh Carson, and stockholders who validly exercise and perfect their appraisal rights, will receive a cash payment of $21.25 per share, without interest, for their outstanding shares of common stock. After the merger, AmeriPath will become a privately held company and a wholly owned subsidiary of Holding, which will be wholly owned by Welsh Carson and its related co-investors. See “The Special Meeting” beginning on page 10.

Q: What am I being asked to vote on?

A: You are being asked to approve and adopt the merger agreement and the merger, which provides for the acquisition of AmeriPath by Holding.

The board of directors has approved the merger agreement and the merger. The special committee and the board of directors believe that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, the AmeriPath stockholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

Q: What will I receive in the merger?

A: In the merger, each share of AmeriPath common stock, other than treasury shares, shares owned by Holding, Acquisition Corp. and their affiliates, including Welsh Carson, and shares of common stock as to which appraisal rights have been validly exercised and perfected, will be converted automatically into the right to receive $21.25 in cash, without interest.

All outstanding options and warrants will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $21.25 over the per share exercise price of the option or warrant, and (2) the number of shares of common stock subject to the option or warrant, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order for the full amount of such options to be so canceled in exchange for cash. See “The Merger Agreement” beginning on page 37.

Q: Why is AmeriPath being merged?

A: The special committee and the board of directors of AmeriPath have each determined that the terms of the merger agreement are fair to, and in the best interests of, the AmeriPath stockholders and that the AmeriPath stockholders will be able to receive a substantial premium for their shares over the market price prior to the public announcement of the merger. See “The Merger — Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 16.

Q: What are the consequences of the merger to present members of management and the board of directors?

A: Some of AmeriPath’s executive officers and members of AmeriPath’s board of directors have interests in the transaction that are different from, or in addition to, the interests of AmeriPath’s stockholders generally. For example:

•	James C. New, Chairman and Chief Executive Officer of AmeriPath, will continue as Chief Executive Officer of AmeriPath after the merger and, with the exception of Brian Carr, the other members of the current management of AmeriPath will continue as members of management of the surviving corporation under amended employment agreements;

•	under their existing employment agreements, Mr. New and other members of management are entitled to significant payments above their usual salary and bonus upon completion of the merger;

•	in connection with the merger, each outstanding option (including those held by AmeriPath’s directors and executive officers) will become fully vested and will be canceled in exchange for (1) the excess, if any, of $21.25 over the per share exercise price of the option, multiplied by (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes; and

•	some members of management will be granted options to purchase up to an aggregate of 12% of the shares of capital stock of the surviving corporation after the merger is completed, subject to certain vesting and performance criteria.

      These interests are more fully described under “The Merger — Interests of AmeriPath Directors and Executive Officers in the Merger” beginning on page 26.

      The special committee and AmeriPath’s board of directors were aware of these interests and considered them, among other factors, when approving the merger agreement.

Q: Is the merger subject to the satisfaction of any conditions?

A: Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining all financing necessary to complete the transactions contemplated by the merger agreement and obtaining the requisite stockholder vote and other necessary consents and approvals. If these conditions are not satisfied or waived, the merger will not be completed. See “The Merger Agreement — Conditions to Completing the Merger” beginning on page 46.

Q: When do you expect the merger to be completed?

A: The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q: What are the U.S. federal income tax consequences of the merger to me?

A: Stockholders of AmeriPath who receive cash for their shares should generally recognize gain or loss for federal income tax purposes equal to the difference between their basis for their shares and the amount of cash received. If a stockholder holds AmeriPath shares as a capital asset, such gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for one year or less, the gain or loss should generally be a short-term gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. Long-term capital gain realized by individual taxpayers is generally taxable at a maximum rate of twenty percent. The deductibility of capital losses is subject to limitations. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including federal, state, local and foreign tax consequences. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 33.

Q: When and where is the special meeting?

A: The special meeting of AmeriPath stockholders will be held at                Eastern Time on                               , 2003 at                .

Q: Who can vote on the merger agreement?

A: Holders of the common stock of AmeriPath at the close of business on                                    , 2003, the record date for the special meeting, may vote on the merger agreement and the merger in person or by proxy at the special meeting.

Q: How many votes do I have?

A: You have one vote for each share of common stock that you owned at the close of business on                               , 2003, the record date for the special meeting.

Q: What vote is required to approve and adopt the merger agreement and the merger?

A: The approval and adoption of the merger agreement and the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of the common stock of AmeriPath entitled to vote. Abstentions and broker non-votes are not included as votes cast on the proposal and have the effect of a vote against the merger. On the record date, there were                     shares of common stock outstanding and entitled to be voted at the special meeting. In the contingency letter agreement, a copy of which is attached as Appendix B to this proxy statement, Welsh Carson has agreed to vote its shares of AmeriPath common stock, which represent 4.9% of the outstanding shares of common stock of AmeriPath, in favor of the merger agreement and the merger.

Q: What do I need to do now?

A: You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of AmeriPath stockholders.

Q: What happens if I do not return a proxy card?

A: The failure to return your proxy card will have the same effect as voting against the merger agreement and the merger unless you vote for the merger agreement and the merger in person at the special meeting.

Q: May I vote in person?

A: Yes. You may attend the special meeting of AmeriPath stockholders and vote your shares in person regardless of whether you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice revoking your proxy. Second, you can complete and submit a new proxy card bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares of AmeriPath common stock for the merger consideration, without interest. You should not send in your AmeriPath stock certificates until you receive the letter of transmittal.

Q: What rights do I have to seek an appraisal of my shares?

A: If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 33 through 36 and in Appendix D of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of AmeriPath common stock, which will be paid to you if you seek an appraisal and comply with all such requirements, may be more than, less than or equal to the per share consideration to be paid in the merger. See “The Merger — Appraisal Rights” beginning on page 33.

Q: Who can help answer my questions?

A: The information provided above in question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

[Proxy Solicitor]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement includes statements that are not historical facts. These forward-looking statements are based on AmeriPath’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include information concerning AmeriPath’s possible or assumed future results of operations and generally include those statements preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.

      The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions set forth in the merger agreement, such as the inability of Holding and Acquisition Corp. to obtain financing, the failure of AmeriPath to obtain stockholder approval, or the occurrence of events that would have a material adverse effect on AmeriPath as described in the merger agreement. Additional risks and uncertainties relating to AmeriPath’s operations include: the extent of success of AmeriPath’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state health care regulation (and compliance); reimbursement rates under government and third-party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that AmeriPath is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this proxy statement are made as of the date hereof based on management’s current beliefs and expectations, and AmeriPath undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect AmeriPath’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in AmeriPath’s annual, quarterly, and other reports and filings with the SEC.

THE SPECIAL MEETING

General

      The enclosed proxy is solicited by AmeriPath on behalf of the board of directors of AmeriPath for use at a special meeting of stockholders to be held on                                                   , 2003, at                               Eastern Time at                               , or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. AmeriPath intends to mail this proxy statement and accompanying proxy card on or about                                                   , 2003 to all stockholders entitled to vote at the special meeting.

      At the special meeting, the stockholders of AmeriPath are being asked to consider and vote upon a proposal to approve and adopt the merger agreement, dated as of December 8, 2002, among Holding, Acquisition Corp. and AmeriPath and the merger. Under the merger agreement, Acquisition Corp. will be merged with and into AmeriPath and each issued and outstanding share of AmeriPath common stock will be converted into the right to receive $21.25 in cash, without interest, except for:

•	treasury shares of AmeriPath common stock, all of which will be canceled without any payment;

•	shares of AmeriPath common stock owned by Holding, Acquisition Corp. and their affiliates, including Welsh Carson, all of which will be canceled without any payment; and

•	shares of AmeriPath common stock held by stockholders who validly exercise and perfect appraisal rights, which will be subject to appraisal in accordance with Delaware law.

      At the effective time of the merger, each outstanding option and warrant will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $21.25 over the per share exercise price of the option or warrant, and (2) the number of shares of common stock subject to the option or warrant, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger, in order for the full amount of such options to be so canceled in exchange for cash.

      The board of directors has approved the terms of the merger agreement and the proposed merger. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

Record Date, Quorum and Voting Information

      Only holders of record of AmeriPath common stock at the close of business on                                                   , 2003, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on                      , 2003, there were outstanding and entitled to vote                               shares of AmeriPath common stock. A list of the AmeriPath stockholders will be available for review at AmeriPath’s executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of AmeriPath common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. In the contingency letter agreement, Welsh Carson has agreed to vote its shares of AmeriPath common stock, which represent 4.9% of the outstanding shares of common stock of AmeriPath, in favor of the merger agreement and the merger.

      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

      The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve and adopt the merger agreement and the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote AGAINST approval and adoption of the merger agreement and the merger. Accordingly, the special committee and the board of directors urge the stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.

      Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their shares as set forth in Section 262 of the Delaware General Corporation Law. See “The Merger — Appraisal Rights” beginning on page 33.

Proxies; Revocation

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the special meeting. A proxy may be revoked by filing with the Secretary of AmeriPath at AmeriPath’s executive offices located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, a written notice of revocation or a duly executed proxy bearing a later date, or a proxy may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. If a stockholder has instructed a broker to vote the stockholder’s shares, the stockholder must follow such broker’s directions to change such instructions.

Expenses of Proxy Solicitation

      Except as provided below, AmeriPath will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. AmeriPath has retained                               to assist in the solicitation of proxies for a fee of $                    and reimbursement of expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. AmeriPath may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of AmeriPath or by representatives of                               . No additional compensation will be paid to directors, officers or other regular employees for their services in connection with the solicitation of proxies.

Adjournments

      If there are insufficient votes to approve the merger agreement and the merger at the special meeting, and if you voted in favor of the merger agreement and the merger or gave no voting instructions, your proxy may be voted to adjourn the special meeting in order to solicit additional proxies in favor of approval of the merger agreement and the merger. If the special meeting is adjourned or postponed for any purpose, then at any subsequent reconvening of the special meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the special meeting unless you withdraw or revoke your proxy.

      Please do not send in stock certificates at this time. In the event the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging existing AmeriPath stock certificates for the merger consideration.

THE PARTICIPANTS

AmeriPath, Inc.

7289 Garden Road, Suite 200
Riviera Beach, Florida 33404
(561) 845-1850

      AmeriPath, Inc., referred to as AmeriPath, is a Delaware corporation that is headquartered in Riviera Beach, Florida, and is a leading national provider of cancer diagnostics, genomic, and related medical diagnostic and information services. More than 400 pathologists in AmeriPath’s owned and managed operations provide medical diagnostic services in outpatient laboratories owned or managed by AmeriPath, in hospitals, and in ambulatory surgery centers.

      If the merger agreement and the merger are approved and adopted by the AmeriPath stockholders at the special meeting and the merger is completed as contemplated, AmeriPath will continue its operations following the merger as a private company.

Amy Holding Company

c/o Welsh, Carson, Anderson & Stowe IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
(212) 893-9500

      Amy Holding Company, referred to as Holding, is a Delaware corporation organized by Welsh Carson for the purpose of engaging in the merger and the related financing transactions. Holding has not participated in any activities to date other than those incident to its formation, the formation of its wholly owned subsidiary, Acquisition Corp., and the transactions contemplated by the merger agreement. Holding is currently a wholly owned subsidiary of Welsh Carson and it will be wholly owned by Welsh Carson and its related co-investors at the time of the merger. Welsh Carson is an investment partnership organized by Welsh, Carson, Anderson & Stowe, one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the healthcare, information services and communications industries. Since its inception in 1979, Welsh, Carson, Anderson & Stowe has organized partnerships with capital of more than $12 billion.

Amy Acquisition Corp.

c/o Welsh, Carson, Anderson & Stowe IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
(212) 893-9500

      Amy Acquisition Corp., referred to as Acquisition Corp., is a Delaware corporation organized by Welsh Carson for the purpose of engaging in the merger and the related financing transactions. Acquisition Corp. has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Acquisition Corp. is a wholly owned subsidiary of Holding.

THE MERGER

General

      At the special meeting, AmeriPath will ask its stockholders to vote on a proposal to approve the merger agreement and the merger of Acquisition Corp. with and into AmeriPath. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

      By early July 2002, two separate trends had developed which negatively affected the outlook for AmeriPath’s revenues and profits. First, new Medicare reimbursement rates were proposed which, if adopted as proposed, would have the effect of decreasing reimbursement payments to AmeriPath for certain tests it routinely performs and reducing AmeriPath’s earnings for calendar year 2003. Second, despite its favorable claims history, AmeriPath’s renewal of medical malpractice coverage for the current policy year resulted in (1) the decision by AmeriPath to form a captive insurance company to partially self-insure against medical malpractice claims and (2) a significant increase in insurance costs and risk retention. AmeriPath issued a press release regarding the impact of both of these negative developments on July 1, 2002. After the issuance of this press release, AmeriPath’s stock price as quoted on the Nasdaq National Market fell from $21.15 on July 1, 2002 to $15.95 on July 2, 2002.

      On August, 22, 2002, a partner of Welsh Carson telephoned Mr. James C. New, AmeriPath’s chairman and chief executive officer, and expressed a general interest in AmeriPath. No further contacts occurred until September 5, 2002, when once again Mr. New received a telephone call from a partner of Welsh Carson who told Mr. New that Welsh Carson was acquiring AmeriPath shares and that Welsh Carson was considering sending a letter to AmeriPath to express an interest in a possible acquisition transaction.

      On September 13, 2002, Welsh Carson delivered a letter to AmeriPath indicating that Welsh Carson was interested in exploring the acquisition of AmeriPath in an all cash transaction at a price between $21.00 and $22.00 per share, subject to a more complete due diligence of AmeriPath. In this letter, Welsh Carson informed AmeriPath that it had acquired a 4.9% stake in AmeriPath on the open market.

      On September 19, 2002, the AmeriPath board of directors held a telephonic meeting to discuss generally the Welsh Carson proposal.

      On September 25, 2002, the AmeriPath board met telephonically with its legal and financial advisors to discuss the Welsh Carson proposal. At this meeting, the board of directors reviewed with Alston & Bird the board of directors’ fiduciary duties and reviewed with Salomon Smith Barney financial aspects of Welsh Carson’s offer. In addition, the board of directors determined to form a special committee to negotiate on behalf of AmeriPath and to recommend for or against any proposed transaction to the board of directors. The special committee was composed of three independent directors, Dr. Arnold Renschler, Mr. Martin Gibson and Mr. Haywood Cochrane, who had no management position with AmeriPath and no present or prior affiliation with Welsh Carson or any of its affiliates. After full discussion, the board of directors rejected the Welsh Carson proposal and instructed Salomon Smith Barney to inform Welsh Carson that AmeriPath was not prepared to move forward in discussions with Welsh Carson unless Welsh Carson first (1) conducted preliminary due diligence on certain matters and concluded that such matters would not prevent a transaction from occurring and (2) agreed to permit AmeriPath to solicit higher bids after any definitive agreement was signed, to allow AmeriPath to announce that it was seeking higher bids, and to allow AmeriPath to terminate any definitive agreement to accept a superior proposal upon payment of a termination fee which would be below comparable termination fees for transactions of this size.

      On September 30, 2002, the special committee met telephonically. At this meeting, the special committee selected Alston & Bird and Salomon Smith Barney as its legal and financial advisors and to assist the committee in negotiations with Welsh Carson. Salomon Smith Barney reported that it had informed Welsh Carson of the board of directors’ determination, as instructed at the board of directors’ prior September 25, 2002 meeting. Alston & Bird discussed the fiduciary duties of the special committee. The special committee decided that no further negotiations would take place and no meetings with management would be permitted until preliminary due diligence matters were resolved and the special committee was satisfied that Welsh Carson had agreed to termination provisions that would permit AmeriPath to solicit higher bids and terminate any definitive agreement if it received a superior proposal. The special committee also informed Welsh Carson that it wanted a higher offer price.

      Thereafter, between September 26 and September 30, 2002, the parties negotiated a confidentiality agreement and a term sheet for the merger agreement termination provisions, including a right to solicit higher bids after execution of a definitive agreement. On October 1, 2002, the parties executed a confidentiality agreement.

      Between October 1 and October 7, 2002, representatives of Welsh Carson conducted preliminary due diligence on limited matters. On October 7, 2002, the special committee’s legal and financial advisors met telephonically with representatives of Welsh Carson to discuss the results of Welsh Carson’s preliminary due diligence. At this meeting, Welsh Carson confirmed that it was satisfied with its review.

      Also on October 7, 2002, the special committee met telephonically. The special committee was informed that Welsh Carson had satisfactorily completed its preliminary due diligence and had agreed to permit AmeriPath to solicit higher bids after any definitive agreement was signed and terminate any definitive agreement to accept a superior proposal upon payment of a reasonable termination fee.

      Between October 7 and November 12, 2002, representatives of Welsh Carson conducted due diligence in West Palm Beach and Atlanta, including meetings in West Palm Beach with representatives of Credit Suisse First Boston and Deutsche Bank, which were considering providing debt financing to Welsh Carson in connection with the transaction. This due diligence continued up to the signing of the merger agreement.

      On October 12, 2002, Welsh Carson sent a letter reaffirming its interest in exploring an acquisition transaction, but for a cash price between $20.00 to $21.00 per share. Welsh Carson attributed the lower price range to a greater understanding of AmeriPath’s contingent note obligations as well as a deterioration in the credit and high yield debt markets since the date of its earlier offer.

      The special committee met telephonically on October 14 (other than Mr. Gibson) and again on October 15, 2002 with its legal and financial advisors to discuss the October 12 letter from Welsh Carson. The special committee decided to proceed with due diligence and negotiation of a definitive agreement but instructed Salomon Smith Barney to inform Welsh Carson that the offer price was inadequate and that Welsh Carson would need to increase its offer.

      On October 29, 2002, AmeriPath announced its third quarter and nine-month earnings. AmeriPath also confirmed its previously issued guidance for 2002 and 2003 earnings and revenue.

      On November 1, 2002, Welsh Carson delivered to AmeriPath a draft merger agreement for a possible acquisition transaction. Negotiation of the merger agreement took place between November 4, 2002 and December 7, 2002.

      On November 4, 2002, the special committee met telephonically with its legal and financial advisors and reviewed the draft merger agreement proposed by Welsh Carson and the status of negotiations. The special committee instructed Salomon Smith Barney to request a meeting with Welsh Carson so that the special committee could learn more about Welsh Carson and its plans for AmeriPath if a transaction occurred.

      On November 15, 2002, the special committee held a meeting in Orlando, Florida. Mr. Haywood Cochrane participated in the meeting by conference call. At this meeting, the special committee reviewed with its legal and financial advisors the status of negotiations with Welsh Carson, current market conditions and recent transactions in the industries in which AmeriPath conducts its business. Following its discussion of these matters, the special committee invited representatives of Welsh Carson to join the meeting and make a presentation to the special committee regarding its offer, the proposed transaction and the results of its due diligence. At the special committee’s request, Welsh Carson described the financial terms of any employment arrangements it would offer to the AmeriPath management team.

      Between November 19, 2002 and December 7, 2002, Welsh Carson and certain members of management, together with separate counsel retained by management, continued to negotiate the terms of amendments to the existing employment agreements with AmeriPath’s management team, that would be effective as of the closing of the proposed merger.

      On November 21, 2002, representatives of Welsh Carson held a conference call with the special committee’s legal and financial advisors to discuss pending changes in Medicare reimbursement rates previously discussed, that if adopted as proposed, could negatively impact AmeriPath’s EBITDA for 2003 by up to approximately $10 million. The parties also discussed that definitive changes in the proposed reimbursement rate structure could be published as early as December 2, 2002.

      On November 22, 2002, the special committee met telephonically and reviewed with its legal and financial advisors the prior day’s call with representatives of Welsh Carson. The special committee determined that Welsh Carson should be instructed not to submit a revised offer until after December 2, 2002 when it was generally believed that clarification regarding Medicare reimbursement rate levels for 2003 would be published.

      On December 2, 2002, after the final Medicare reimbursement rates were not published as expected, Welsh Carson revised its offer to $20.50 per share in cash, plus a $0.50 per share contingent payment if proposed reimbursement rates were adjusted between signing and closing of a transaction.

      On December 2, 2002, the special committee met telephonically. At the invitation of the special committee, Mr. James C. New, the chairman and chief executive officer of AmeriPath, joined the call briefly. Mr. New informed the special committee that he had received an unsolicited call from a senior executive of another company with whom AmeriPath had entered into merger negotiations in the summer of 2001, referred to as the other company. The senior executive of the other company indicated that he would like to meet with Mr. New. After informing the special committee about the call, Mr. New then left the meeting.

      The special committee considered AmeriPath’s prior merger discussions with the other company, the extensive due diligence conducted by the other company, and the fact that these conversations had failed because the other company’s board of directors had said that the business models of the two companies were not compatible. The special committee also considered that the proposed merger agreement with Welsh Carson would allow AmeriPath to solicit higher bids for a period of time and thereafter to negotiate with bidders making higher unsolicited bids. Based on these facts, the special committee concluded that past discussions with the other company would seem to indicate that a transaction with the other company was not likely to be completed and that, in any event, there would be no meaningful impediment under the proposed merger agreement which would preclude the other company from making a higher competing bid if it chose to do so. The special committee then instructed Mr. New to telephone the senior executive at the other company and inform him that unless there were some indication from the board of directors of the other company that it no longer considered the business models of the two companies to be incompatible, AmeriPath was not interested in meeting at this time. The senior executive of the other company subsequently informed Mr. New that he was not acting at the direction of his board of directors and did not have such assurance from his board of directors.

      On December 4, 2002, the special committee met once again by conference telephone call with its legal and financial advisors. After a discussion concerning Welsh Carson’s latest proposal, the special committee authorized Salomon Smith Barney to respond with a counterproposal of $22.00 per share in cash, plus certain contingent payments based on the outcome of anticipated Medicare reimbursement changes, regardless of whether such changes occurred before or after completion of any transaction.

      Later that same day, Salomon Smith Barney delivered the special committee’s counter-proposal to Welsh Carson. Welsh Carson responded with a proposal of $21.25 per share in cash and no contingent payments. Welsh Carson indicated that its financing commitments would not permit it to further consider a contingent payment.

      The special committee met for a second time by conference telephone call on December 4, 2002 with its legal and financial advisors to discuss the status of negotiations, the merger agreement and the proposed drafts of financing commitment letters received by Welsh Carson. The special committee also authorized Mr. Haywood Cochrane to negotiate directly with Welsh Carson on behalf of the special committee. The special committee decided to seek once again a higher price as well as concessions on the merger agreement and the financing commitment letters received by Welsh Carson. In particular, the special committee requested that Welsh Carson assume a higher level of financial responsibility for any breach of the merger agreement by its affiliated parties to the merger agreement.

      On December 5, 2002, Mr. Haywood Cochrane, along with the special committee’s legal and financial advisors, held a telephone conference call with representatives of Welsh Carson. Mr. Cochrane informed representatives of Welsh Carson that the special committee wanted $22.00 per share in cash, certain changes to the financing commitment letters received by Welsh Carson and a commitment by Welsh Carson to support any damage claims resulting from a breach of obligations of those Welsh Carson affiliates signing the merger agreement. Welsh Carson responded that it could not increase its cash price of $21.25 per share but that it would seek to negotiate further its financing commitment letters to the satisfaction of Mr. Cochrane and the special committee and that it would be willing to commit $12.9 million in cash plus the approximately 1.5 million of its shares of AmeriPath common stock to support the obligations of Welsh Carson’s affiliates under the proposed merger agreement.

      On December 8, 2002, the special committee met with its advisors in West Palm Beach to discuss Welsh Carson’s final proposal, the merger agreement, and the financing commitment letters. At this meeting, Alston & Bird reviewed with the special committee their fiduciary duties under Delaware law and the terms of the merger agreement and related documentation. In addition, Salomon Smith Barney reviewed with the special committee its financial analysis of the proposed merger consideration and rendered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of AmeriPath common stock (other than Welsh Carson and its affiliates). After full discussion, the special committee concluded that a cash merger at $21.25 per share was fair and in the best interests of AmeriPath’s stockholders and unanimously decided to recommend the transaction to the full board of directors. The special committee also instructed Salomon Smith Barney, subject to signing a definitive agreement, to commence soliciting other indications of interest promptly after announcement of the proposed transaction as contemplated by the terms of the proposed merger agreement.

      Also, on December 8, 2002, the board of directors held a meeting in West Palm Beach at which the special committee described the proposed transaction and made its unanimous recommendation in favor of the proposed transaction to the board of directors. Mr. New described the financial proposal made by Welsh Carson to the key management team at AmeriPath. Alston & Bird and Salomon Smith Barney also reviewed with the full board of directors the matters reviewed by each at the special committee’s meeting earlier that day.

      On December 9, 2002, AmeriPath issued a press release announcing the definitive merger agreement and stating that AmeriPath could solicit for a limited period and thereafter receive unsolicited indications of interest for a superior proposal. In this regard, Salomon Smith Barney, as instructed by the special committee, began soliciting, and responding to, indications of interest from various potential buyers, including the other company. As of December 20, 2002, 28 potential buyers had been contacted or had contacted AmeriPath, 17 of such parties had received confidentiality agreements and six of such parties had executed confidentiality agreements.

Recommendation of the Board of Directors and Reasons for the Merger

      The special committee of the board of directors has unanimously determined that the terms of the merger agreement, including the merger consideration of $21.25 per share of common stock, and the proposed merger are fair to, and in the best interests of, the AmeriPath stockholders. The special committee unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors, as more fully described above under “— Background of the Merger” and as described below under “— Reasons for the special committee’s determination,” in determining to make its recommendation. The board of directors has also determined that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, the AmeriPath stockholders and has approved the merger agreement and the merger. The board of directors recommends that AmeriPath stockholders vote FOR the approval and adoption of the merger agreement and the merger.

      Reasons for the Special Committee’s Determination. The special committee consists solely of directors who are not officers or employees of AmeriPath and who have no present or prior affiliation with Welsh Carson or its affiliates. The members of the special committee are Haywood D. Cochrane, Jr., C. Arnold Renschler, M.D. and E. Martin Gibson. In recommending the approval and adoption of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation, including:

•	the fact that the merger consideration of $21.25 per share represented a substantial premium over the market price of AmeriPath common stock before the public announcement of the merger agreement, namely, approximately a 29% premium over the market closing price of $16.45 per share on December 6, 2002;

•	the ability of the AmeriPath stockholders to recognize a significant cash value through the proceeds of the merger;

•	its familiarity with AmeriPath’s recent and current financial performance, including operational uncertainties due to the healthcare reimbursement and industry environment and the implications thereof with respect to the potential market performance of AmeriPath common stock on a stand-alone basis;

•	the terms of the merger agreement, including the price and the amount of the termination fee, which should not unduly discourage a third party from offering a proposal that is more favorable;

•	that the merger agreement permits AmeriPath to solicit alternative acquisition proposals for ten business days after signing the merger agreement, and even after such period, to provide information and participate in negotiations with respect to parties who have submitted written indications of interest or unsolicited acquisition proposals in the circumstances described in the merger agreement and to terminate the merger agreement to accept a superior acquisition proposal;

•	its review of the alternatives to a sale of AmeriPath, including maintaining the status quo or pursuing a strategic transaction with an industry competitor, which AmeriPath has not been successful with in the past;

•	the increased flexibility that AmeriPath would have as a private company to consider business strategies that have long-term benefits but that would adversely impact earnings per share and the market price of the AmeriPath common stock in the short term;

•	the financial analysis of Salomon Smith Barney, including its opinion dated December 8, 2002 to the special committee and board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the $21.25 per share merger consideration to holders of AmeriPath common stock (other than Welsh Carson and its affiliates), which analysis the special committee considered in its totality, rather than any single analysis or subgroup of analyses; and

•	the nature of the financing commitments received by Holding with respect to the merger.

      The special committee also determined that the merger is procedurally fair because, among other things:

•	the AmeriPath board of directors established a special committee of independent directors to consider and negotiate the merger agreement;

•	the special committee, which consists solely of directors who are not officers or employees of AmeriPath, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction or reject any offer that it could not favorably recommend to the AmeriPath board of directors;

•	the members of the special committee will have no continuing interest in AmeriPath after completion of the merger;

•	the $21.25 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length bargaining between the special committee and its representatives, and Holding and its representatives;

•	the merger agreement allows AmeriPath to publicly announce its ability to consider higher competing bids and further permits the special committee to solicit other third parties for a period of time; and

•	subject to certain conditions and the payment of a termination fee under certain circumstances, the terms of the merger agreement allow the AmeriPath board of directors to satisfy its fiduciary duties if it reasonably believes that an acquisition proposal it received after the date of the merger agreement could result in a superior proposal.

      The special committee also considered a variety of risks and other potentially negative factors concerning the merger, including, among other things:

•	that the obligation of Holding to complete the merger is conditioned upon financing being made available to Holding and Acquisition Corp., as discussed in “The Merger — Merger Financing” beginning on page 31, and that Holding and Acquisition Corp. may not secure financing for a variety of reasons, including reasons beyond the control of AmeriPath, Holding or Acquisition Corp.;

•	that if the merger is not consummated under circumstances further discussed in “The Merger Agreement — Termination” beginning on page 47 and “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 48, AmeriPath may be required to pay to Holding a termination fee;

•	the fact that the price per share represents a lower multiple of earnings than other recent transactions in this industry; however, the special committee recognized that AmeriPath’s business model has historically resulted in AmeriPath trading at a lower multiple to earnings than its competitors; and

•	following the merger, AmeriPath stockholders will cease to participate in any future earnings growth of AmeriPath or benefit from any increase in the value of AmeriPath.

      After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

      Reasons for the Board of Directors’ Determination. The AmeriPath board of directors consists of seven directors, three of whom serve on the special committee. In reporting to AmeriPath’s board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of the board of directors of the course of negotiations with Holding and its legal counsel, its review of the merger agreement and the related financing commitments and the factors it took into account in reaching its determination that the terms of the merger agreement and the merger are fair to, and in the best interests of, the AmeriPath stockholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board based its position on the totality of the information presented and considered. As part of its determination with respect to the merger, the board of directors adopted the conclusion, and the factors considered by the special committee in arriving at such conclusion, based upon the board of directors’ view as to the reasonableness of such factors.

      The board of directors believes that the merger agreement and the proposed merger are fair to, and in the best interests of, the AmeriPath stockholders. In reaching these conclusions, the board of directors considered it significant that:

•	the merger consideration of $21.25 in cash per share of common stock resulted from arm’s-length negotiations between the special committee and representatives of Holding;

•	the special committee had obtained an opinion from its financial advisor as to the fairness, from a financial point of view and as of the date of the opinion, of the $21.25 per share merger consideration to be received by holders of AmeriPath common stock (other than Welsh Carson and its affiliates) as described more fully below under “Opinion of the Special Committee’s Financial Advisor”; and

•	the merger agreement permits AmeriPath to publicly announce that it is seeking higher competing bids, to solicit alternative acquisition proposals for ten business days after signing the merger agreement, and even after such period, the merger agreement permits AmeriPath to provide information and participate in negotiations with respect to unsolicited acquisition proposals in the circumstances described in the merger agreement and to terminate the merger agreement to accept a superior acquisition proposal.

      The board of directors believes that the merger agreement and the proposed merger are fair to the AmeriPath stockholders for all of the reasons and factors described above.

      The board of directors recommends that AmeriPath stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger.

Opinion of the Special Committee’s Financial Advisor

      The special committee retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the proposed merger. In connection with this engagement, the special committee requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of AmeriPath common stock (other than Welsh Carson and its affiliates). On December 8, 2002, at a meeting of the special committee held to evaluate the proposed merger, Salomon Smith Barney delivered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion to the special committee and board of directors dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of AmeriPath common stock (other than Welsh Carson and its affiliates).

      In arriving at its opinion, Salomon Smith Barney:

•	reviewed the merger agreement;

•	held discussions with senior officers, directors and other representatives and advisors of AmeriPath and representatives and advisors of Welsh Carson concerning AmeriPath’s business, operations and prospects;

•	examined publicly available business and financial information relating to AmeriPath;

•	examined financial forecasts and other information and data for AmeriPath provided to or otherwise discussed with Salomon Smith Barney by AmeriPath’s management;

•	reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of AmeriPath common stock, the historical and projected earnings and other operating data of AmeriPath, and the financial condition and capitalization of AmeriPath;

•	considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating AmeriPath; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

      In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise discussed with Salomon Smith Barney, AmeriPath’s management advised Salomon Smith Barney that these forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of AmeriPath’s management as to the future financial performance of AmeriPath. In rendering its opinion and with AmeriPath’s consent, Salomon Smith Barney relied on the representations and warranties of AmeriPath, Holding and Acquisition Corp. described in the merger agreement and assumed that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, including laws relating to insolvency and fraudulent conveyance. Salomon Smith Barney also assumed, with AmeriPath’s consent, that in the course of obtaining the necessary regulatory and third party approvals or consents for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the merger. Salomon Smith Barney did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of AmeriPath and did not make any physical inspection of properties or assets of AmeriPath.

      Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for AmeriPath or the effect of any other transaction in which AmeriPath might engage. Prior to the date on which the merger agreement was executed, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of AmeriPath; however, as contemplated by the merger agreement, Salomon Smith Barney, upon the request of the special committee, solicited third party indications of interest for competing acquisition proposals during the period following public announcement of the merger and continuing until December 21, 2002. Salomon Smith Barney’s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and it did not recommend the specific consideration payable in the merger, which was determined through negotiation between AmeriPath and Welsh Carson. The special committee imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

      The full text of Salomon Smith Barney’s written opinion dated December 8, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. Salomon Smith Barney’s opinion is addressed to the special committee and board of directors and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on the proposed merger or as to any other matters relating to the merger.

      In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of AmeriPath. No company, transaction or business used in those analyses as a comparison is identical to AmeriPath or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Salomon Smith Barney’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney’s analyses and estimates are inherently subject to substantial uncertainty.

      Salomon Smith Barney’s opinion and analyses were only one of many factors considered by the special committee and board of directors in their evaluation of the merger and should not be viewed as determinative of the views of AmeriPath’s special committee, board or management with respect to the proposed merger or the merger consideration.

      The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated December 8, 2002 to the special committee and board of directors.

Selected Companies Analysis

      Given that AmeriPath’s business operations are comprised of both laboratory testing and physician practice management, Salomon Smith Barney analyzed the market values and trading multiples of companies in the laboratory testing industry, referred to below as the laboratory testing companies, as well as companies engaged in physician practice management, referred to below as the PPM companies.

      Laboratory Testing Companies. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following four selected publicly traded laboratory testing companies:

•	Laboratory Corporation of America Holdings, Inc.

•	LabOne, Inc.

•	Quest Diagnostics Incorporated

•	Impath Inc.

All multiples were based on closing stock prices on December 6, 2002. Estimated financial data for the laboratory testing companies were based on publicly available research analysts’ estimates and estimated financial data for AmeriPath were based on internal estimates of AmeriPath’s management. Salomon Smith Barney reviewed enterprise values of the laboratory testing companies as multiples of calendar year 2002 estimated revenue and latest 12 months and estimated calendar years 2002 and 2003 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Salomon Smith Barney calculated enterprise values as equity value, plus total straight and convertible debt, straight and convertible preferred stock and minority interest, less cash, options and warrants proceeds and investments in unconsolidated affiliates. In calculating AmeriPath’s enterprise value, contingent payments estimated by AmeriPath’s management to be made by AmeriPath in connection with certain of its acquired businesses also were taken into account. Salomon Smith Barney reviewed equity values as a multiple of latest 12 months and estimated calendar years 2002 and 2003 earnings per share, commonly referred to as EPS. Salomon Smith Barney then applied a range of selected multiples of calendar year 2002 estimated revenue and latest 12 months and estimated calendar years 2002 and 2003 EBITDA and EPS derived from the laboratory testing companies to corresponding financial data of AmeriPath in order to derive an implied equity reference range for AmeriPath. This analysis indicated an approximate implied per share equity reference range for AmeriPath of $18.00 to $28.00, as compared to the per share merger consideration of $21.25.

      PPM Companies. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following five selected publicly traded PPM companies:

•	Pediatrix Medical Group, Inc.

•	Hanger Orthopedic Group, Inc.

•	Radiologix, Inc.

•	US Oncology, Inc.

•	Orthodontic Centers of America, Inc.

All multiples were based on closing stock prices on December 6, 2002. Estimated financial data for the PPM companies were based on publicly available research analysts’ estimates and estimated financial data for AmeriPath were based on internal estimates of AmeriPath’s management. Salomon Smith Barney reviewed enterprise values of the PPM companies as multiples of calendar year 2002 estimated revenue and latest 12 months and estimated calendar years 2002 and 2003 EBITDA. Salomon Smith Barney reviewed equity values as a multiple of latest 12 months and estimated calendar years 2002 and 2003 EPS. Salomon Smith Barney then applied a range of selected multiples of calendar year 2002 estimated revenue and latest 12 months and estimated calendar years 2002 and 2003 EBITDA and EPS derived from the PPM companies to corresponding financial data of AmeriPath in order to derive an implied equity reference range for AmeriPath. This analysis indicated an approximate implied per share equity reference range for AmeriPath of $10.00 to $28.00, as compared to the per share merger consideration of $21.25.

Precedent Transactions Analysis

      Given the mix of AmeriPath’s business operations, Salomon Smith Barney reviewed the transaction value multiples paid in selected transactions involving both laboratory testing companies, referred to below as the laboratory testing transactions, and transactions involving PPM companies, referred to below as the PPM transactions.

      Laboratory Testing Transactions. Using publicly available information, Salomon Smith Barney reviewed the implied transaction value multiples paid in the following six selected laboratory testing transactions:

Acquiror

Target

•	Quest Diagnostics Incorporated	•	Unilab Corporation
•	Laboratory Corporation of America Holdings, Inc.	•	Dianon Systems, Inc.
•	Laboratory Corporation of America Holdings, Inc.	•	Dynacare Inc.
•	Quest Diagnostics Incorporated	•	American Medical Laboratories, Incorporated
•	Dianon Systems, Inc.	•	UroCor, Inc.
•	Kelso & Company	•	Unilab Corporation

Salomon Smith Barney compared transaction values in the selected transactions as multiples of latest 12 months revenue and EBITDA. Salomon Smith Barney then applied a range of selected multiples of latest 12 months revenue and EBITDA derived from the laboratory testing transactions to corresponding financial data of AmeriPath in order to derive an implied equity reference range for AmeriPath. This analysis indicated an approximate implied per share equity reference range for AmeriPath of $21.00 to $33.00, as compared to the per share merger consideration of $21.25.

      PPM Transactions. Using publicly available information, Salomon Smith Barney reviewed the implied transaction value multiples paid in the following three selected PPM transactions:

Acquiror

Target

•	Pediatrix Medical Group, Inc.	•	Magellan Healthcare Corporation
•	Vestar Capital Partners	•	Sheridan Healthcare, Inc.
•	American Oncology Resources, Inc.	•	Physician Reliance Network, Inc.

Salomon Smith Barney compared transaction values in the selected transactions as multiples of latest 12 months revenue and EBITDA. Salomon Smith Barney then applied a range of selected multiples of latest 12 months revenue and EBITDA derived from the PPM transactions to corresponding financial data of AmeriPath in order to derive an implied equity reference range for AmeriPath. This analysis indicated an approximate implied per share equity reference range for AmeriPath of $18.00 to $29.00, as compared to the per share merger consideration of $21.25.

Discounted Cash Flow Analysis

      Salomon Smith Barney performed a discounted cash flow analysis of AmeriPath to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that AmeriPath could generate over fiscal years 2003 through 2007. Estimated financial data for AmeriPath were based on internal estimates of AmeriPath’s management. Salomon Smith Barney calculated a range of estimated terminal values for AmeriPath by applying terminal EBITDA multiples ranging from 6.0x to 8.0x to AmeriPath’s calendar year 2007 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 11.0% to 15.0%. This analysis indicated an approximate implied per share equity reference range for AmeriPath of $21.00 to $33.00, as compared to the per share merger consideration of $21.25.

Leveraged Buy-Out Analysis

      Salomon Smith Barney performed a leveraged buy-out analysis of AmeriPath based on internal estimates of AmeriPath’s management for fiscal years 2003 through 2007. In this analysis, Salomon Smith Barney assumed a capitalization structure based generally on the financing terms provided for in the merger, calendar year 2002 estimated total outstanding debt to EBITDA leverage ratios of 3.75x to 4.60x

(or 4.30x to 5.10x after taking into account contingent payments to be made by AmeriPath in connection with certain of its acquired businesses estimated by AmeriPath’s management), a range of required rates of return to a financial buyer of 20% to 30% and a range of terminal EBITDA multiples of 6.0x to 8.0x. This analysis indicated an approximate implied per share equity reference range for AmeriPath of $17.00 to $28.00, as compared to the per share merger consideration of $21.25.

Other Factors

      In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

•	the relationship between movements in AmeriPath common stock and movements in the common stock of selected companies from December 6, 2001 through December 6, 2002;

•	historical trading prices and trading volumes for AmeriPath common stock from December 6, 2001 through December 6, 2002;

•	the trading multiples and trading prices of AmeriPath common stock and the common stock of the laboratory testing companies from June 27, 2002 (the trading day prior to public announcement of proposed Medicare and Medicaid directives which would lower reimbursement to various healthcare service providers) through December 6, 2002; and

•	the premiums implied by the merger consideration based on the average closing prices of AmeriPath common stock over selected periods from December 6, 2001 through December 6, 2002.

Miscellaneous

      Under the terms of its engagement, AmeriPath has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger. The aggregate fee payable to Salomon Smith Barney currently is estimated to be approximately $6.0 million. AmeriPath also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. An affiliate of Salomon Smith Barney engaged in the commercial lending business has acted as co-syndication agent and joint book-running lead arranger for a bank credit facility of AmeriPath which is expected to be repaid in connection with the merger, for which services such affiliate has received, and will receive, compensation. Salomon Smith Barney also in the past has provided investment banking services to AmeriPath and affiliates of Welsh Carson unrelated to the proposed merger, including in connection with underwritten public offerings of AmeriPath common stock and offerings of certain securities of such affiliates of Welsh Carson, for which services Salomon Smith Barney has received compensation. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of AmeriPath and affiliates of Welsh Carson for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with AmeriPath, Welsh Carson and their respective affiliates.

      Salomon Smith Barney is an internationally recognized investment banking firm and was selected by AmeriPath based on its reputation, experience and familiarity with AmeriPath and its businesses. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Effects of the Merger

      Upon the effective time of the merger, current AmeriPath stockholders, other than Welsh Carson and its affiliates, will cease to have ownership interests in AmeriPath or rights as AmeriPath stockholders.

Therefore, the current stockholders of AmeriPath, other than Welsh Carson and its affiliates, will not participate in any future earnings or growth of AmeriPath and will not benefit from any appreciation in value of AmeriPath. Upon completion of the merger, Holding, and indirectly Welsh Carson and its related co-investors, will own all of the capital stock of the surviving corporation outstanding immediately after the merger.

      AmeriPath’s common stock is currently registered under the Exchange Act and is quoted on the Nasdaq National Market under the symbol “PATH”. As a result of the merger, AmeriPath will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to AmeriPath. After the effective time of the merger, AmeriPath will also no longer be required to file periodic reports with the SEC.

      At the effective time of the merger, the directors of Acquisition Corp. will become the directors of the surviving corporation and the officers of AmeriPath immediately prior to the effective time of the merger will remain the officers of the surviving corporation. No AmeriPath officer or director will be a director of the surviving corporation. The certificate of incorporation of Acquisition Corp. as in effect immediately prior to the effective time of the merger will become the certificate of incorporation of the surviving corporation except that the indemnification rights of the officers and directors of AmeriPath shall continue as set forth in AmeriPath’s certificate of incorporation. The by-laws of Acquisition Corp. in effect immediately prior to the effective time of the merger will become the by-laws of the surviving corporation.

      Each outstanding option and warrant will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $21.25 over the per share exercise price of the option or warrant, and (2) the number of shares of common stock subject to the option or warrant, net of any applicable withholding taxes. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order for the full amount of such options to be so canceled in exchange for cash.

Risks that the Merger will not be Completed

      Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement and the merger will not be approved and adopted by the holders of at least a majority of the outstanding shares of AmeriPath common stock entitled to vote;

•	that AmeriPath will experience a circumstance, event, occurrence, change or effect that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on AmeriPath;

•	that Holding will not secure the financing necessary to complete the merger on the terms and conditions set forth in the current financing commitments already obtained or other financing arrangements on terms (including amounts and pricing) no less favorable in any material respect than those set forth in the existing commitment letters, as further described in “— Merger Financing;”

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	that AmeriPath will not secure required governmental and third-party consents to and authorizations for the merger;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement immediately before the effective time of the merger; and

•	that there may be brought or pending any suit, action or proceeding by any governmental entity that has, or would reasonably be expected to have, a material adverse effect on AmeriPath.

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if AmeriPath stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of AmeriPath, under the direction of the board of directors, will continue to manage AmeriPath as an ongoing business.

Interests of AmeriPath Directors and Executive Officers in the Merger

      In considering the recommendations of the board of directors, AmeriPath stockholders should be aware that some of AmeriPath’s executive officers and members of AmeriPath’s board of directors have interests in the transaction that are different from, or in addition to, the interests of AmeriPath stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of AmeriPath, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of AmeriPath stockholders other than Holding, Acquisition Corp. and their affiliates, including Welsh Carson. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved and adopted.

      Special Committee Fees. The board of directors determined that each member of the special committee would be paid $2,500 per special committee meeting he attended by telephone and $5,000 per special committee meeting he attended in person, with a minimum payment of $20,000 and a maximum payment of $40,000, regardless of whether any proposed transaction was entered into or completed. As of the date of this proxy statement, each special committee member has earned more than $30,000 in connection with meeting attendance.

      Payments to the Executive Officers of AmeriPath. Upon the effective date of the merger, the executive officers of AmeriPath will be entitled to the following payments under the terms of their existing employment agreements in excess of their usual salary and bonus:

•	James C. New, the Chairman of the Board and Chief Executive Officer of AmeriPath, will receive two times the sum of his annual base salary and bonus. Under his current employment agreement, Mr. New’s current annual base salary is $475,000, and he is eligible to receive an annual bonus potentially equal to fifty percent (50%) of his base salary;

•	Brian C. Carr, the President of AmeriPath, will receive three times his annual base salary plus his 2002 performance bonus. Under his current employment agreement, Mr. Carr’s current annual base salary is $300,000 and his 2002 performance bonus equals $75,000;

•	Gregory A. Marsh, the Vice President and Chief Financial Officer of AmeriPath, will receive one and one half times his annual base salary. Under his current employment agreement, Mr. Marsh’s current annual base salary is $220,000;

•	Stephen V. Fuller, the Senior Vice President of Human Resources of AmeriPath, will receive one times his annual base salary. Under his current employment agreement, Mr. Fuller’s current annual base salary is $218,405;

•	James E. Billington, the Senior Vice President of Operations of AmeriPath, will receive one times his annual base salary. Under his current employment agreement, Mr. Billington’s current annual base salary is $226,000; and

•	Dennis M. Smith, Jr., M.D., the Executive Vice President of Genomic Strategies and Chief Medical Officer of AmeriPath, is not entitled to receive an additional payment upon consummation of the merger.

      In addition, on December 8, 2002, the board of directors approved a $100,000 bonus to Mr. Marsh in connection with his efforts related to the strategic process regarding the potential sale of AmeriPath. Mr. Marsh has already received this bonus since the payment of it was not conditioned upon the closing of a deal.

      Executive Officers of the Surviving Corporation. It is currently expected that, with the exception of Brian Carr, the members of the current management of AmeriPath will remain as members of management of the surviving corporation under amended employment agreements. The executive officers of AmeriPath that are expected to remain executive officers of the surviving corporation following completion of the merger, referred to as the continuing executive officers, are James C. New — Chief Executive Officer, Dennis M. Smith, Jr., M.D. — Executive Vice President of Genomic Strategies and Chief Medical Officer, Gregory A. Marsh — Vice President and Chief Financial Officer, Stephen V. Fuller — Senior Vice President of Human Resources, and James E. Billington — Senior Vice President of Operations.

      Employment Agreements with the Surviving Corporation. James C. New entered into an amended and restated employment agreement with AmeriPath on December 8, 2002, which will become effective only upon the consummation of the merger. Each of the other continuing executive officers entered into amendments to their current employment agreements with AmeriPath as of December 8, 2002, which will become effective only upon the consummation of the merger.

      The amended and restated employment agreement of Mr. New provides, among other things, for (1) an initial term of three years from the effective date of the merger, with a maximum of two one-year automatic renewal terms, unless AmeriPath or Mr. New elects not to renew the term, (2) a base salary of $500,000, subject to annual review, (3) annual performance-based bonus compensation equal to a maximum of 100% of his base salary and (4) the grant to Mr. New of options to purchase, subject to certain vesting requirements and other conditions, such number of shares of common stock of Holding as shall equal five percent (5%) (subject to certain adjustments) of Holding’s common stock issued and outstanding on a fully diluted basis as of the effective date of the merger at a purchase price of $1 per share under Holding’s 2003 Stock Option and Restricted Stock Purchase Plan. One-half of the options granted to Mr. New will vest over time based on Mr. New’s continued employment and certain other enumerated events, and the other half of the options will vest on the seventh anniversary of the effective date of the merger (if Mr. New remains employed through such date), subject to earlier vesting based on the attainment of performance goals and on the occurrence of certain other enumerated events. In addition, the amended and restated employment agreement of Mr. New eliminated an additional bonus that he would have received if still employed one year after the merger equal to one times his current salary and bonus.

      Mr. Marsh’s employment agreement, as amended, provides, among other things, for (1) a base salary of $240,000, subject to annual review, (2) annual performance-based bonus compensation target of 35% of his base salary, (3) an increase of the termination without cause benefits to eighteen months of base salary, bonus and health benefits, (4) an increase of the non-competition covenant to eighteen months, and (5) the grant to Mr. Marsh of options to purchase, subject to certain vesting requirements and other conditions, such number of shares of common stock of Holding as shall equal one percent (1%) (subject to certain adjustments) of Holding’s common stock issued and outstanding on a fully diluted basis as of the effective date of the merger at a purchase price of $1 per share under Holding’s 2003 Stock Option and Restricted Stock Purchase Plan. One-half of the options granted to Mr. Marsh will vest over time based on Mr. Marsh’s continued employment and certain other enumerated events, and the other half of the options will vest on the seventh anniversary of the effective date of the merger (if Mr. Marsh remains employed through such date), subject to earlier vesting based on the attainment of performance goals and on the occurrence of certain other enumerated events. In addition, the amendment to Mr. Marsh’s employment agreement eliminated an additional bonus that he would have received if still employed one year after the merger equal to one times his current salary.

      Mr. Billington’s employment agreement, as amended, provides, among other things, for (1) a base salary of $240,000, subject to annual review, (2) annual performance-based bonus compensation target of 30% of his base salary and (3) the grant to Mr. Billington of options to purchase, subject to certain vesting requirements and other conditions, such number of shares of common stock of Holding as shall equal three-quarters of one percent (0.75%) (subject to certain adjustments) of Holding’s common stock issued and outstanding on a fully diluted basis as of the effective date of the merger at a purchase price of $1 per share under Holding’s 2003 Stock Option and Restricted Stock Purchase Plan. One-half of the options granted to Mr. Billington will vest over time based on Mr. Billington’s continued employment and certain other enumerated events, and the other half of the options will vest on the seventh anniversary of the effective date of the merger (if Mr. Billington remains employed through such date), subject to earlier vesting based on the attainment of performance goals and on the occurrence of certain other enumerated events.

      Mr. Fuller’s employment agreement, as amended, provides, among other things, for (1) a base salary of $228,000, subject to annual review, (2) annual performance-based bonus compensation target of 35% of his base salary and (3) the grant to Mr. Fuller of options to purchase, subject to certain vesting requirements and other conditions, such number of shares of common stock of Holdings as shall equal one-half of one percent (0.50%) (subject to certain adjustments) of Holding’s common stock issued and outstanding on a fully diluted basis as of the effective date of the merger at a purchase price of $1 per share under Holding’s 2003 Stock Option and Restricted Stock Purchase Plan. One-half of the options granted to Mr. Fuller will vest over time based on Mr. Fuller’s continued employment and certain other enumerated events, and the other half of the options will vest on the seventh anniversary of the effective date of the merger (if Mr. Fuller remains employed through such date), subject to earlier vesting based on the attainment of performance goals and on the occurrence of certain other enumerated events. In addition, the amendment to Mr. Fuller’s employment agreement eliminated an additional bonus that he would have received if still employed one year after the merger equal to one times his current salary.

      Dr. Smith’s employment agreement, as amended, provides, among other things, for (1) a base salary of $350,000, subject to annual review and (2) the grant to Dr. Smith of options to purchase, subject to certain vesting requirements and other conditions, such number of shares of common stock of Holding as shall equal one-quarter of one percent (0.25%) (subject to certain adjustments) of Holding’s common stock issued and outstanding on a fully diluted basis as of the effective date of the merger at a purchase price of $1 per share under Holding’s 2003 Stock Option and Restricted Stock Purchase Plan. One-half of the options granted to Dr. Smith will vest over time based on Dr. Smith’s continued employment and certain other enumerated events, and the other half of the options will vest on the seventh anniversary of the effective date of the merger (if Dr. Smith remains employed through such date), subject to earlier vesting based on the attainment of performance goals and on the occurrence of certain other enumerated events.

      Payments Upon a Change in Control of the Surviving Corporation or Termination of Employment. Mr. New’s amended and restated employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, the surviving corporation shall pay to him any accrued and unpaid base salary through the date of termination, the amount of any bonus declared and earned with respect to a completed fiscal year ending prior to such termination, if any, a payment for accrued and unused vacation days, reimbursement for reasonable business expenses incurred prior to the date of termination, and amounts or benefits owing to him under the then applicable employee benefit plans and programs of the surviving corporation. In addition, if the surviving corporation terminates Mr. New’s employment without cause, or if he terminates his employment for certain enumerated good reasons, before the third year anniversary of the effective date of the merger, the surviving corporation shall pay to him any accrued and unpaid base salary through the date of termination and, as severance pay, an amount equal to two times his base salary and bonus payment for the prior year. If Mr. New’s employment is terminated without cause during one of the two one-year renewal terms provided for under his amended and restated employment agreement, the surviving corporation shall pay to him any accrued and unpaid base salary through the date of termination and, as severance pay, an amount equal to one times his base salary and bonus payment for the prior year. In the event of (1) a change in control during the employment term or (2) in the event that Mr. New is terminated by AmeriPath without cause or terminates his employment for certain enumerated good reasons prior to the date of a change of control, and it is reasonably demonstrated that such termination or good reason (a) was at the request of a third party who has taken steps reasonably calculated to effect such change of control or (b) otherwise arose in connection with or in anticipation of such change of control, then the surviving corporation shall pay to Mr. New a lump sum bonus equal to two times the sum of his annual base salary and bonus payment for the prior fiscal year. Additionally, in the event of (1) a change in control during the employment term or (2) in the event that Mr. New is terminated by AmeriPath without cause or terminates his employment for certain enumerated good reasons prior to the date of a change of control, and it is reasonably demonstrated that such termination or good reason (a) was at the request of a third party who has taken steps reasonably calculated to effect such change of control or (b) otherwise arose in connection with or in anticipation of such change of control, then all Mr. New’s outstanding unvested time-based options will immediately vest and become exercisable and Mr. New will be eligible to have his unvested performance based options vest to the extent certain targets are met. Mr. New’s amended and restated employment agreement provides that the surviving corporation will pay Mr. New additional amounts in the event that any payments and benefits under such agreement or any other agreement or plan of the surviving corporation under which Mr. New is entitled to receive payments or benefits, referred to as the total payments, would be subject to “golden parachute” excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The additional amount to be paid to Mr. New would be such that after payment by Mr. New of all taxes and excise tax imposed upon the amount of such total payments, Mr. New would retain the total payments as if such excise tax did not apply.

      Mr. Carr’s employment agreement provides that if he is terminated for any reason or he terminates the employment agreement after the consummation of the merger, he will be entitled to receive any unpaid base salary through his effective date of termination and any accrued but unpaid incentive compensation, if any, for any bonus period ending on or before the date of his termination.

      Dr. Smith’s amended employment agreement provides that if, prior to the one-year anniversary of the consummation of the merger, he is terminated without cause or the surviving corporation requires him to be based at any office or location more than twenty-five miles from where he is then based and he elects to terminate his employment as a result, the surviving corporation shall pay to him any unpaid base salary and bonus through the effective date of the termination, and a lump sum payment equal to one times his annual base salary.

      Mr. Marsh’s amended employment agreement provides that in the event of a change in control during his employment with the surviving corporation, the surviving corporation shall pay to him a lump sum bonus equal to one and one half times his annual base salary. Additionally, if, prior to the one-year anniversary of the completion of the merger, Mr. Marsh is terminated without cause, the surviving corporation requires him to be based at any office or location more than twenty-five miles of where he is based and he elects to terminate his employment as a result, or his position, authority, duties and responsibilities are not at least commensurate in all material respects with those held preceding the merger, and he elects to terminate his employment as a result, then (1) the surviving corporation shall pay him any accrued and unpaid base salary and bonus through the effective date of the termination, his bonus for the year of termination, if any, a lump sum payment equal to one and one half times his annual base salary, and any other compensation and benefits due him pursuant to the termination without cause section of the employment agreement and (2) all of Mr. Marsh’s outstanding unvested time-based options will immediately vest and become exercisable. In addition, if prior to the date of a change of control Mr. Marsh is terminated by AmeriPath without cause or he terminates his employment for any of the reasons described in the preceding sentence, and it is reasonably demonstrated that such termination or reason (a) was at the request of a third party who has taken steps reasonably calculated to effect such change of control or (b) otherwise arose in connection with or in anticipation of such change of control, then Mr. Marsh will receive (x) a lump sum bonus equal to one and one half times his annual Base Salary, (y) all of Mr. Marsh’s outstanding unvested time-based options will immediately vest and become exercisable and (z) Mr. Marsh will be eligible to have his unvested performance-based options vest to the extent certain targets are met.

      Mr. Fuller’s amended employment agreement provides that in the event of a change in control during his employment with the surviving corporation, the surviving corporation shall pay to him a lump sum bonus equal to one times his annual base salary. Additionally, if, prior to the one-year anniversary of the completion of the merger, Mr. Fuller is terminated without cause, the surviving corporation requires him to be based at any office or location more than twenty-five (25) miles of where he is based and he elects to terminate his employment as a result, or his position, authority, duties and responsibilities are not at least commensurate in all material respects with those held preceding the merger and he elects to terminate his employment as a result, then (1) the surviving corporation shall pay him any accrued and unpaid base salary and bonus through the effective date of the termination, his bonus for the year of termination, if any, a lump sum payment equal to one times his annual base salary, and any other compensation and benefits due him pursuant to the termination without cause section of the amended employment agreement and (2) all of Mr. Fuller’s outstanding unvested time-based options will immediately vest and become exercisable. In addition, if prior to the date of a change of control Mr. Fuller is terminated by AmeriPath without cause or he terminates his employment for any reasons described in the preceding sentence, and it is reasonably demonstrated that such termination or reason (a) was at the request of a third party who has taken steps reasonably calculated to effect such change of control or (b) otherwise arose in connection with or in anticipation of such change of control, then Mr. Fuller will receive (x) a lump sum bonus equal to one times his annual Base Salary, (y) all of Mr. Fuller’s outstanding unvested time-based options will immediately vest and become exercisable and (z) Mr. Fuller will be eligible to have his unvested performance-based options vest to the extent certain targets are met.

      Mr. Billington’s amended employment agreement provides that in the event of a change in control during his employment with the surviving corporation, the surviving corporation shall pay him a lump sum bonus equal to one times his annual base salary. Additionally, if, prior to the one-year anniversary of the consummation of the merger, Mr. Billington is terminated without cause or his position, authority, duties and responsibilities are not at least commensurate in all material respects with those held preceding the change in control and he elects to terminate his employment as a result, then (1) the surviving corporation shall pay to him any unpaid base salary through the effective date of the termination, any incentive compensation not yet paid for any prior year, his bonus for the year of termination, if any, and a lump sum payment equal to one times his annual base salary, and (2) all of Mr. Billington’s outstanding unvested time-based options will immediately vest and become exercisable. In addition, if prior to the date of a change of control Mr. Billington is terminated by AmeriPath without cause or he terminates his employment for any of the reasons described in the preceding sentence, and it is reasonably demonstrated that such termination or reason (a) was at the request of a third party who has taken steps reasonably calculated to effect such change of control or (b) otherwise arose in connection with or in anticipation of such change of control, then Mr. Billington will receive (x) a lump sum bonus equal to one times his annual Base Salary, (y) all of Mr. Billington’s outstanding unvested time-based options will immediately vest and become exercisable and (z) Mr. Billington will be eligible to have his unvested performance-based options vest to the extent certain targets are met.

      Options for Shares of AmeriPath Common Stock. In connection with the merger, all outstanding options (including those held by AmeriPath’s directors and executive officers) will become immediately exercisable and canceled in exchange for (1) the excess, if any, of $21.25 over the per share exercise price of the option, multiplied by (2) the number of shares of common stock subject to the option exercisable as of the effective time of the merger. The merger agreement provides for the accelerated vesting of all options at the effective time of the merger in order for the full amount of such options to be so canceled in exchange for cash. Pursuant to this provision, AmeriPath’s directors and executive officers will receive the following amounts for their options with per share exercise prices below $21.25: Mr. New —

$1,800,190; Dr. Smith — $833,575; Mr. Carr — $0; Mr. Marsh — $290,200; Mr. Fuller — $290,640; Mr. Billington — $0; Mr. Gibson — $0; Dr. Renschler — $192,500; Mr. Cochrane — $33,769; and Mr. Kelly — $0. See also “Security Ownership of Certain Beneficial Owners and Management” on page 51.

Merger Financing

      The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $772 million, consisting of (1) approximately $629 million to pay AmeriPath’s stockholders (other than Holding, Acquisition Corp. and their affiliates, including Welsh Carson), option holders and warrant holders the amounts due to them under the merger agreement, assuming that no AmeriPath stockholder validly exercises and perfects its appraisal rights, (2) approximately $107 million to refinance existing indebtedness of AmeriPath that will become due as a result of the merger and (3) approximately $36 million to pay related fees and expenses.

      These funds are anticipated to come from the following sources:

•	a common equity investment by Welsh, Carson and certain related co-investors of $256.4 million in Holding to be contributed to the surviving corporation as common equity;

•	borrowings by the surviving corporation under a $375 million senior secured credit facility to be provided by a syndicate of lenders arranged by Credit Suisse First Boston, referred to as CSFB in this proxy statement, and Deutsche Bank Securities Inc., referred to as DB Securities in this proxy statement; and

•	the issuance by Acquisition Corp. of $215 million of senior subordinated notes in a public offering or Rule 144A or other private offering or, alternatively, if such offering of senior subordinated notes cannot be completed by the closing date of the merger, borrowings by the surviving corporation of senior subordinated increasing rate bridge loans under a $215 million bridge loan facility provided by CSFB and Deutsche Bank AG Cayman Islands Branch, referred to as Deutsche Bank.

Holding Equity and Senior Subordinated Note Commitments

      Holding has received a commitment letter from Welsh Carson, pursuant to which Welsh Carson has committed, subject to the terms and conditions set forth in the commitment letter, to provide to Holding $256.4 million in common equity financing. This commitment is subject to the conditions to closing of the merger as set forth in the merger agreement.

      In addition, WCAS Capital Partners III, L.P., an investment fund affiliated with Welsh Carson, has agreed to purchase from Holding senior subordinated notes and common stock of Holding for an estimated $65 million. It is anticipated that all of the proceeds of the WCAS Capital Partners III, L.P. financing will be placed into a reserve account and used to fund future payments under contingent notes that were issued by AmeriPath in past acquisitions. The $65 million investment by WCAS Capital Partners III, L.P. will increase or decrease if needed to match the aggregate projected amount of such contingent note obligations on the closing date of the merger. This commitment is also subject to the conditions to closing of the merger as set forth in the merger agreement.

Senior Secured Credit Facilities

      Holding has received a commitment letter from CSFB, Deutsche Bank and DB Securities to provide the surviving corporation with up to $375 million in senior secured credit facilities to fund a portion of the merger consideration, to refinance existing indebtedness of AmeriPath that will come due as a result of the merger, to pay related expenses and to provide for the ongoing working capital needs of the surviving corporation. It is expected that the senior secured credit facilities will be in the form of a $300 million term loan facility and a $75 million revolving credit facility that will be syndicated to a group of lenders arranged by CSFB and DB Securities.

      As a result of the merger, Acquisition Corp. will be merged with and into AmeriPath and, thereafter, AmeriPath as the surviving corporation will be the borrower under the senior secured credit facilities.

      The commitment of each of CSFB, Deutsche Bank and DB Securities to provide Acquisition Corp. the senior secured credit facilities and/or to arrange the syndicate, as applicable, is subject to certain conditions set forth in the commitment letter, including but not limited to the following:

•	such party not having discovered or otherwise become aware of any information not previously disclosed to it that it believes to be inconsistent in a material and adverse manner with its understanding, based on the information provided to it prior to December 6, 2002, of the business, assets, operations, condition (financial or otherwise) or prospects of AmeriPath and its subsidiaries;

•	the absence of an event, change or condition that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of AmeriPath and its subsidiaries, taken as a whole, since September 30, 2002;

•	the absence of a disruption or adverse change in the financial or capital markets, or in the market for new issuances of leveraged loans or high yield securities, in each case which would in such party’s reasonable judgment be expected to materially impair the syndication of the senior secured credit facilities, or the public offering or Rule 144A or other private offering of $215 million of senior subordinated notes of Acquisition Corp.;

•	such party’s satisfaction that, prior to and during any syndication of the senior secured credit facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holding, AmeriPath or any of their respective subsidiaries being offered, placed or arranged (other than as part of the contemplated merger financings);

•	the funding of the Holding equity and senior subordinated note commitments;

•	the delivery of audited financial statements, and the delivery of pro forma financial statements that demonstrate AmeriPath’s ratio of total indebtedness to EBITDA for 2002 is less than 4.60 to 1.00 on a pro forma basis giving effect to the merger and the related transactions;

•	the obtaining of all requisite approvals and consents from governmental authorities and third parties; and

•	preparation and execution of definitive loan agreements.

Senior Subordinated Notes

      CSFB and DB Securities have been engaged to provide capital markets and other financial advisory services to Holding in connection with a public offering or Rule 144A or other private offering of senior subordinated notes of Acquisition Corp. It its anticipated that the offering of the senior subordinated notes will be consummated on the date that the merger agreement is consummated.

      As a result of the merger, Acquisition Corp. will be merged with and into AmeriPath and, thereafter, AmeriPath as the surviving corporation will be the issuer of the senior subordinated notes.

Senior Subordinated Increasing Rate Bridge Loans

      The CSFB, Deutsche Bank and DB Securities commitment letter also includes a commitment by CSFB and Deutsche Bank to provide $215 million of bridge financing in the form of senior subordinated increasing rate bridge loans under a bridge loan facility if a public offering or Rule 144A or other private placement of senior subordinated notes cannot be completed prior to the completion of the merger. The commitment to provide Acquisition Corp. the bridge loan facility is subject to substantially the same conditions as the commitment for the senior secured credit facilities.

      As a result of the merger, Acquisition Corp. will be merged with and into AmeriPath and, thereafter, AmeriPath as the surviving corporation will be the borrower under the bridge loan facility.

Federal Regulatory Matters

      The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, referred to as the HSR Act in the proxy statement, and the rules and regulations promulgated thereunder require that each of AmeriPath and Welsh Carson, as the ultimate parent entity of Holding and Acquisition Corp., file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. On                      ,                , AmeriPath and Welsh Carson made all necessary filings under the HSR Act with the Department of Justice and the Federal Trade Commission. AmeriPath and Welsh Carson expect to request early termination of the waiting period. However, the Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

Material U.S. Federal Income Tax Consequences

      The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to stockholders of AmeriPath. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the AmeriPath stockholders.

      The following discussion does not address tax issues relevant to certain classes of taxpayers, such as banks, insurance companies, tax-exempt investors, S corporations, entities classified as partnerships for federal income tax purposes or taxpayers who hold AmeriPath shares as dealers. It does not address issues raised for taxpayers who hold AmeriPath shares as part of a “straddle,” a “hedge” or a “conversion transaction” as those terms are defined under the Code. It does not address tax consequences to warrant holders, stockholders who acquired their shares through the exercise of employee or director stock options or other compensation arrangements, stockholders whose stock is “qualified small business stock” within the meaning of Section 1202 of the Code, or stockholders subject to the alternative minimum tax. Nor does it deal with tax issues relevant to stockholders who are neither citizens nor residents of the United States. All such stockholders should consult their own tax advisors concerning the federal income tax consequences of the merger in their particular situations.

      Stockholders of AmeriPath who receive cash for their shares should generally recognize gain or loss for federal income tax purposes equal to the difference between their basis for their shares and the amount of cash received. If a stockholder holds AmeriPath shares as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for one year or less, the gain or loss should generally be a short term gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long term gain or loss. Long term capital gains realized by individual taxpayers are generally taxable at a maximum rate of twenty percent. The deductibility of capital losses is subject to limitations.

      Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including federal, state, local and foreign tax consequences.

Appraisal Rights

      To perfect its appraisal rights under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, an AmeriPath stockholder: (1) must deliver to AmeriPath, before the special meeting, a demand for appraisal; and (2) must not vote in favor of the merger agreement or the merger. A stockholder’s vote against the merger agreement or the merger: (1) does not constitute a demand for appraisal and (2) does not constitute a waiver of its appraisal rights.

      Under Section 262 of the DGCL, any holder of AmeriPath common stock who does not wish to accept the per share merger consideration in cash for such holder’s shares may exercise appraisal rights under the DGCL and elect to have the fair value of the holder’s shares on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the DGCL.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to the full text of Section 262, which is provided in its entirety as Appendix D to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of AmeriPath common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of AmeriPath common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes notice to the holders of AmeriPath common stock of appraisal rights, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix D. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix D to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, AmeriPath believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by AmeriPath. Failure to comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of appraisal rights.

      Filing Written Objection. Any holder of AmeriPath common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to AmeriPath a written demand for appraisal of the holder’s shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform AmeriPath of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the DGCL; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

•	the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of AmeriPath common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

      The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

      Only a holder of record of shares of AmeriPath common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of AmeriPath common stock owned and that the stockholder intends to demand appraisal of the stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

      Any stockholder may withdraw its demand for appraisal and accept the per share merger consideration by delivering to AmeriPath a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the merger consideration of $21.25 per share.

      A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to AmeriPath, Inc., 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, Attn: Secretary.

      Notice by AmeriPath. Within 10 days after the effective time of the merger, the surviving corporation must send notice of the effectiveness of the merger to each former stockholder of AmeriPath who (1) has made a written demand for appraisal in accordance with Section 262, and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

      Within 120 days after the effective time of the merger, any former stockholder of AmeriPath who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

      Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all such stockholders. AmeriPath is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as AmeriPath has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      Determination of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $21.25 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that the opinion of Salomon Smith Barney is not an opinion as to fair value under Section 262.

      The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      Provisions by AmeriPath. AmeriPath will not make any provisions to grant stockholders seeking appraisal rights access to AmeriPath’s corporate files. Further, any counsel or appraisal services obtained by any stockholder seeking appraisal rights will be at the expense of such stockholder and not at the expense of AmeriPath.

      Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

The Merger

      The merger agreement provides that, at the effective time of the merger, Acquisition Corp., will merge with and into AmeriPath. Upon completion of the merger, Acquisition Corp. will cease to exist and AmeriPath will continue as the surviving corporation.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time. AmeriPath and Acquisition Corp. have agreed to file the certificate of merger as soon as practicable, but in any event within two business days after the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Certificate of Incorporation, By-laws and Directors and Officers of AmeriPath and the Surviving Corporation

      When the merger is completed:

•	the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the effective time of the merger will become the certificate of incorporation of the surviving corporation except that the indemnification rights of the officers and directors of AmeriPath shall continue as set forth in AmeriPath’s certificate of incorporation;

•	the by-laws of Acquisition Corp. in effect immediately prior to the effective time of the merger will become the by-laws of the surviving corporation;

•	the directors of Acquisition Corp. immediately prior to the effective time will be the initial directors of the surviving corporation; and

•	the officers of AmeriPath immediately prior to the effective time of the merger will remain the officers of the surviving corporation.

Conversion of Common Stock

      At the effective time of the merger, each share of AmeriPath common stock outstanding immediately before the effective time of the merger will be converted automatically into the right to receive $21.25 in cash, without interest, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date of the merger agreement until the effective time of the merger, such amount being referred to in this proxy statement as the merger consideration, except for:

•	shares owned by Holding or Acquisition Corp. or any affiliate of Holding or Acquisition Corp., including Welsh Carson, or treasury shares of AmeriPath common stock, all of which will be canceled without any payment; and

•	shares of AmeriPath common stock held by stockholders who validly exercise and perfect appraisal rights, which will be subject to appraisal in accordance with Delaware law.

      At the effective time of the merger, each share of capital stock of Acquisition Corp. outstanding immediately before the effective time of the merger will be converted into and exchanged for one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Options and Warrants

      At the effective time of the merger, each outstanding option granted under the AmeriPath option plans will become fully vested and exercisable and will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $21.25 over the per share exercise price of the option, and (2) the number of shares of common stock subject to the option, net of any applicable withholding taxes.

      AmeriPath has agreed to use its reasonable best efforts to take such actions as may be necessary such that at the effective time of the merger, each outstanding warrant will be canceled in exchange for an amount in cash, if any, determined by multiplying (1) the excess, if any, of $21.25 over the per share exercise price of the warrant, and (2) the number of shares of common stock subject to the warrant, net of any applicable withholding taxes.

Payment for Shares

      Prior to the effective time of the merger, Holding will select a bank or trust company, reasonably acceptable to AmeriPath, to act as paying agent for the payment of the consideration upon surrender of certificates representing the common stock. At the effective time, the surviving corporation will provide the paying agent the aggregate merger consideration necessary to pay for the shares of common stock converted into the right to receive cash.

      Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each record holder of AmeriPath common stock immediately prior to the effective time of the merger whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration. The holder will be entitled to receive the merger consideration less any applicable withholding taxes only upon surrender to the paying agent of a share certificate, together with the letter of transmittal and other required documentation, duly completed in accordance with the instructions. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed or otherwise in proper form for transfer, and (2) the person requesting the payment pay any transfer or other taxes that may be required or establish to the satisfaction of Holding and Acquisition Corp. that the tax has been paid or is not applicable. Until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, mutilated or destroyed, the holder may deliver an affidavit in lieu of the certificate, and if required by the surviving corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving corporation. No interest will be paid or accrued on the cash payable upon the surrender of the share certificate.

      Any funds, including any interest received on the funds, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates 270 days following the effective time of the merger, shall be delivered to the surviving corporation by the paying agent. Thereafter, holders of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to the surviving corporation for payment of any consideration to which they may be entitled, without interest or dividends. None of Holding, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate has not been surrendered prior to seven years after the effective time of the merger (or immediately prior to such earlier date on which the consideration payable would otherwise escheat to or become the property of any governmental authority), any such shares, cash, dividends or distributions in respect of such share certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Transfer of Shares

      After the effective time of the merger there will be no further registration on the stock transfer books of the surviving corporation of transfers of shares of common stock that were outstanding immediately prior to the effective time of the merger.

      If, after the effective time of the merger, any certificates formerly representing shares of common stock are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged for the merger consideration. All consideration paid upon surrender for exchange of those shares in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

      The merger agreement contains various representations and warranties made by AmeriPath to Holding and Acquisition Corp., subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of AmeriPath and its subsidiaries;

•	the requisite corporate power and authority of AmeriPath and its subsidiaries to own, lease and operate their properties and to carry on their business;

•	the due qualification or licensing of AmeriPath and its subsidiaries to do business as foreign entities;

•	the capital structure of AmeriPath and its subsidiaries;

•	the absence of any violation of or default by AmeriPath and its subsidiaries under their organizational documents;

•	the absence of agreements relating to its capital stock to which AmeriPath is a party;

•	the jurisdictions of organization, forms of organization and holders of the capital stock of AmeriPath’s subsidiaries;

•	AmeriPath’s ownership of equity interests in other entities;

•	the requisite corporate power and authority of AmeriPath to enter into the merger agreement and the merger;

•	the due execution and delivery of the merger agreement by AmeriPath;

•	the validity and binding effect of the merger agreement on AmeriPath;

•	the effect of the merger agreement and merger on the material obligations and assets of AmeriPath and its subsidiaries;

•	the absence of any conflicts between the merger agreement and the merger on the one hand and the organizational documents of AmeriPath and its subsidiaries on the other hand;

•	the absence of the necessity for consents or approvals from government entities in connection with the merger agreement or the merger;

•	the adequacy and truthfulness of the reports filed by AmeriPath with the Securities and Exchange Commission;

•	the adequacy and truthfulness of the information supplied by AmeriPath for inclusion or incorporation in this proxy statement;

•	adequacy, valid issuance and compliance with permits and licenses;

•	compliance with laws and regulations, including health care laws and regulations;

•	the absence of any claim, suit, action or proceeding pending or threatened that would have a material adverse effect;

•	tax matters;

•	the employee benefit plans of AmeriPath and its subsidiaries and the Employee Retirement Income Security Act of 1974;

•	the absence of certain changes since September 30, 2002;

•	the absence of undisclosed liabilities of AmeriPath and its subsidiaries that would have a material adverse effect;

•	the receipt of an opinion from the special committee’s financial advisor;

•	environmental matters;

•	the vote required to adopt the merger agreement and the merger;

•	the determination by AmeriPath’s board of directors that the merger agreement and the merger are advisable and fair to and in the best interests of the stockholders of AmeriPath and the resolution by AmeriPath’s board of directors to recommend that AmeriPath’s stockholders adopt the merger agreement;

•	intellectual property matters;

•	real estate matters;

•	the listing and effectiveness of insurance policies of AmeriPath and its subsidiaries;

•	labor matters;

•	the listing of certain contracts of AmeriPath and its subsidiaries and the absence of material defaults thereunder;

•	the listing of affiliated contracts and affiliated transactions of AmeriPath;

•	AmeriPath’s execution of an amendment to its shareholder rights plan in order to render the plan inapplicable to the merger; and

•	the inapplicability of anti-takeover statutes or regulations to the merger.

      Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on AmeriPath. For purposes of the merger agreement, material adverse effect refers to: (1) any material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of AmeriPath and its subsidiaries taken as a whole, subject to specified exceptions, and/or (2) a material adverse effect on the ability of AmeriPath to perform its obligations under the merger agreement.

      The merger agreement also contains various representations and warranties by Holding and Acquisition Corp. to AmeriPath, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Acquisition Corp. and Holding;

•	the requisite corporate power and authority of Acquisition Corp. and Holding to own, lease and operate their properties and to carry on their business;

•	the capital structure of Acquisition Corp. and Holding and that neither Acquisition Corp. nor Holding has any subsidiaries;

•	the requisite corporate power and authority of Acquisition Corp. and Holding to enter into the merger agreement and the merger;

•	the due execution and delivery of the merger agreement by Acquisition Corp. and Holding;

•	the validity and binding effect of the merger agreement on Acquisition Corp. and Holding;

•	the absence of any conflicts between the merger agreement and the merger on the one hand and the organizational documents of Acquisition Corp. and Holding and on the other hand;

•	the absence of the necessity for consents or approvals from government entities in connection with the merger agreement or the merger;

•	the adequacy and truthfulness of the information supplied by Acquisition Corp. and Holding for inclusion or incorporation in this proxy statement;

•	the purpose for which Acquisition Corp. and Holding were formed and the limited operations of each of them;

•	the effectiveness of the financing commitments obtained by Acquisition Corp. and Holding for the merger;

•	the solvency of Acquisition Corp. and Holding; and their solvency as of the effective time immediately following consummation of the merger and the financing;

•	the absence of any litigation, suit, claim, action, proceeding or investigation against Acquisition Corp. or Holding; and

•	the adequacy and truthfulness of the information provided by Holding to the special committee regarding agreements between Holding and/or Acquisition Corp. and the officers and directors of AmeriPath.

      Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would be reasonably likely to prevent or materially delay the ability of Holding or Acquisition Corp. to consummate the merger.

      None of the representations and warranties in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

      Before the effective time of the merger and unless otherwise provided for in the merger agreement or consented to in writing by Holding, AmeriPath and its subsidiaries must: (1) carry on their business in the usual, regular and ordinary course in substantially the same manner as prior to the signing of the merger agreement; (2) use their reasonable best efforts to the extent consistent with past practice to preserve their business organizations and goodwill, maintain their rights and franchises, retain the services of their officers and employees, except as agreed to by the parties, preserve their relationships with customers, suppliers and others having business dealings with them, and keep in full force and effect insurance comparable in amount and scope to the coverage carried by them prior to the signing of the merger agreement; (3) comply in all material respects with all applicable laws; and (4) maintain the accuracy of all compliance committee minutes, interpractice guidance, employee training programs and all hotline actions or non-actions and keep such, together with policies, procedures and corporate governance elements of the AmeriPath compliance program, in full force and effect, subject only to modifications of the committee that monitors the program.

      AmeriPath has agreed, with limited exceptions, that neither it nor any of its subsidiaries will do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Holding:

•	declare, set aside or pay dividends, or make any other distributions, or set aside funds to do so, in respect of any capital stock;

•	adjust, split, combine, reclassify, authorize or propose the issuance of any capital stock or any securities in respect of or lieu of any capital stock;

•	repurchase, redeem or otherwise acquire any capital stock or securities convertible into, or exercisable or exchangeable for capital stock, or set aside funds to do so;

•	issue, deliver, pledge, sell or otherwise encumber any capital stock or other voting securities or any securities convertible into voting securities;

•	amend the terms of any outstanding debt or equity security or any stock plan;

•	amend its certificate of incorporation or bylaws or any other organizational documents;

•	merge or consolidate with or acquire any interest in, acquire any material assets from or make any loan to or investment in, any other entity;

•	dispose of or subject to a lien assets in excess of $2,000,000 in the aggregate;

•	adopt a plan of liquidation or dissolution;

•	make grants to or otherwise increase the compensation of employees, officers and directors;

•	assume or guarantee indebtedness, issue or sell debt securities, or guarantee the obligations or agree to maintain the financial condition of any other person;

•	make changes to accounting policies, procedures and practices;

•	settle or compromise any claims or litigation involving potential payments of more than $2,000,000;

•	pay, discharge or satisfy material claims, liabilities or obligations;

•	make or rescind any material tax election, or take any material tax position or settle or compromise any material audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, or make any change to its method of reporting income, deductions or other tax items for tax purposes;

•	enter into any license with respect to intellectual property;

•	enter into any new line of business;

•	make any capital expenditures that were not disclosed in AmeriPath’s capital report in excess of $1,000,000;

•	enter into any agreement restricting AmeriPath’s ability to engage in specified business activities;

•	alter the corporate structure or ownership of AmeriPath or any of its subsidiaries;

•	redeem the rights to purchase preferred stock of AmeriPath that trade with the common stock of AmeriPath other than to render such rights inapplicable to the merger agreement and the merger;

•	waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which AmeriPath or any of its subsidiaries is a party or waive any material benefits of, or agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which AmeriPath or any of its subsidiaries is a party;

•	knowingly or intentionally take any action that is reasonably likely to result in any of AmeriPath’s representations or warranties in the merger agreement being untrue in any material respect; or

•	agree to or make any commitment to, whether orally or in writing, take any actions prohibited by the merger agreement.

Notification

      AmeriPath has agreed to give prompt written notice to Holding and Acquisition Corp. and Holding and Acquisition Corp. have agreed to give prompt written notice to AmeriPath of: (1) any notice or other communication alleging that a consent is or may be required in connection with the merger, (2) notice or communication from any governmental entity in connection with the merger, (3) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or would reasonably be expected to cause any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate in any material respect, (4) the commencement or threat of any litigation against AmeriPath or any other action, suit, investigation or proceeding which relates to the consummation of the merger or the issuance of any governmental order affecting AmeriPath or its subsidiaries or any of their properties or assets, which if pending or issued on or prior to the signing of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement. Such notification shall not limit or otherwise affect the remedies available under the merger agreement.

Preparation of Proxy Statement; Stockholders Meeting

      Subject to the potential receipt of any superior proposal for AmeriPath and the exercise by the board of directors of its fiduciary duties, the merger agreement provides that AmeriPath will duly call, give notice of, convene and hold the special meeting of AmeriPath’s stockholders to which this proxy statement relates, to consider and adopt the merger agreement and the merger and provides that this proxy statement will include the recommendation of the board of directors that the stockholders approve the merger agreement and the merger.

Access to Information; Confidentiality

      Prior to the effective time of the merger, AmeriPath and its subsidiaries will afford to the officers, employees, accountants, counsel and other representatives of Holding and Acquisition Corp., during normal business hours, access to all of their properties, books, records, leases, contracts, commitments, customers, officers, employees, accountants, counsel and other representatives who have any material knowledge relating to AmeriPath and its subsidiaries. The merger agreement provides that all information so obtained by Holding, Acquisition Corp. and their representatives will be subject to the confidentiality agreement entered into between Welsh Carson and AmeriPath.

Limitation on Soliciting Transactions

      From December 9, 2002 until December 21, 2002, AmeriPath and its representatives had the right to initiate, solicit and encourage inquiries with respect to, or the making or submission of, an alternative acquisition proposal, and to enter into and maintain or continue discussions or negotiations in furtherance of, any such inquiries and to induce the making or submission of acquisition proposals. AmeriPath has agreed that, except as described below and, except as may relate to parties from whom AmeriPath has received, prior to December 21, 2002, a bona fide written indication of interest that the AmeriPath board of directors or the special committee reasonably believes could result in a superior proposal, during the period beginning on December 21, 2002 until the effective time of the merger or the termination of the merger agreement, it will not, and will not direct, authorize or permit its subsidiaries or representatives to, directly or indirectly: (1) initiate, solicit or encourage (including by way of providing information) any prospective acquirer or the invitation or submission of any inquiries, proposals or offers or any other efforts that constitute, or may reasonably be expected to lead to, an acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with, assist or participate in, or facilitate any such inquires, proposals discussions or negotiations, or (2) accept an acquisition proposal or enter into any agreement or agreement in principle, other than certain confidentiality agreements, providing for or relating to such acquisition proposals or enter into any agreement or agreement in principle requiring AmeriPath to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement. In addition, except as may relate to parties from whom AmeriPath has received, prior to December 21, 2002, a bona fide written indication of interest that the AmeriPath board of directors or the special committee reasonably believes could result in a superior proposal, AmeriPath shall immediately cease and terminate any existing solicitation or discussion with any parties conducted by AmeriPath, its subsidiaries or representatives with respect to any acquisition proposal.

      Under the merger agreement, an acquisition proposal is defined as any inquiry, proposal or offer to acquire any part of the business of AmeriPath constituting 20% or more of the net revenues, net income or assets of AmeriPath and its subsidiaries, taken as a whole, or 20% or more of the outstanding common stock of AmeriPath, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding common stock of AmeriPath, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AmeriPath or any of its subsidiaries whose business constitutes 20% or more of AmeriPath’s net revenues, net income or assets. Under the merger agreement, a superior proposal is defined as an acquisition proposal (but changing the references to the 20% amounts in the definition of acquisition proposal to 50%) made on terms which the board of directors of AmeriPath or the special committee in good faith determines, after consultation with its independent financial advisor and outside counsel, (1) would, if consummated, result in a transaction that is more favorable to the AmeriPath stockholders, from a financial point of view, than the currently contemplated merger, and (2) is reasonably likely to be completed.

      AmeriPath may take the prohibited actions described above if at any time prior to the approval of the merger agreement by the stockholders, AmeriPath receives a bona fide acquisition proposal, so long as: (1) AmeriPath has otherwise complied with its non-solicitation obligations; (2) the board of directors of AmeriPath or the special committee determines in good faith, after consultation with its independent financial advisor and outside counsel, that such acquisition proposal could reasonably be expected to result in a superior proposal; and (3) after consultation with its legal advisors, the board of directors of AmeriPath or the special committee determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable laws. In such instance, AmeriPath may take the prohibited actions, provided that AmeriPath: (1) promptly provides notice to Holding of the identity of the party making the acquisition proposal and the material terms of such proposal, (2) does not and does not allow its subsidiaries or representatives to disclose any information to such third party without entering into a confidential agreement meeting specified requirements and (3) promptly provides Holding any non-public information concerning AmeriPath or its subsidiaries provided to such other party which was not previously provided to Holding.

      AmeriPath has also agreed to keep Holding generally informed on a prompt basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations made or conducted regarding acquisition proposals no later than 24 hours after such material development. AmeriPath must provide 72 hours notice to Holding of any intent of the board of directors of AmeriPath to withdraw or modify its recommendation as to the merger, to recommend an alternative acquisition proposal, to fail to recommend against a tender or exchange offer, or to terminate the merger agreement.

      The board of directors of AmeriPath may take and disclose to the stockholders of AmeriPath a position required by Rules 14d-9 and 14e-2 under the Exchange Act or make any other disclosure required by applicable law, without violating any limitations on soliciting transactions in the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

      The merger agreement provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of AmeriPath’s current and former directors, officers, employees and agents as provided in the charter or bylaws or in indemnification agreements disclosed to Holdings shall survive the merger unmodified in any manner that would adversely affect such rights, unless required by law or with the consent of the affected party.

      For six years after the effective time of the merger, the surviving corporation shall indemnify and hold harmless AmeriPath’s current or former directors, officers, employees and agents for acts or omissions occurring at or prior to such effective time to the fullest extent permitted by the Delaware General Corporation Law.

      For six years after the effective time of the merger, the surviving corporation shall maintain officers’ and directors’ insurance for acts and omissions occurring prior to the effective time of the merger, covering those who are currently covered by AmeriPath’s existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than AmeriPath’s existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 200% of AmeriPath’s current annual premium, and if the provision of such insurance would exceed 200% of the current annual premium, the surviving corporation shall provide the greatest amount of substantially equivalent coverage for 200% of the current annual premium.

      If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other entity and is not the continuing or surviving or entity, or (2) transfers all or substantially all of its properties and assets to any entity, then, proper provision must be made such that the surviving entity assumes the indemnification and insurance obligations discussed above.

Reasonable Best Efforts

      Each of AmeriPath, Holding and Acquisition Corp. has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by the merger agreement. If at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement or to vest the surviving corporation with full title to all of AmeriPath’s properties, assets, rights, approvals, immunities and franchises, all of the parties agree to direct their respective officers and directors to take all such necessary action.

      AmeriPath agrees to provide, and to use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Holding or Acquisition Corp. in connection with the arrangement of the financing necessary to compete the merger, including by making available to Holding, Acquisition Corp., and such financing sources and their representatives, documents and information of AmeriPath and its subsidiaries as may reasonably be requested by Holding, Acquisition Corp. or such financing sources.

Consents and Approvals

      Holding, Acquisition Corp. and AmeriPath have agreed to cooperate with one another to determine whether any filing with any government entities is required or if any consents are required from third parties and to seek to timely obtain any consents, approvals or waivers. Further, the parties have agreed to promptly file any required notifications under the HSR Act and to use their reasonable best efforts to respond on a timely basis to all inquiries or requests for additional information or documentation under the HSR Act. Holding, Acquisition Corp. and AmeriPath will cooperate with each other in making of all such filings or responses.

Public Announcements

      Holding and Acquisition Corp., on the one hand, and AmeriPath, on the other hand, have agreed to consult with each other before issuing, and to mutually agree upon, any press release or other public announcement pertaining to the transactions contemplated by the merger agreement except as may be required by applicable law in which case the party proposing to issue the press release shall use its reasonable best efforts to consult with the other party before making any public announcement.

Employee Benefits Matters

      Following the effective time of the merger, the surviving corporation and its subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between AmeriPath or its subsidiaries and any current or former officer, director, employee or consultant of AmeriPath or its subsidiaries. For one year following the effective time of the merger, the surviving corporation will not materially and adversely alter the benefits available to the employees of AmeriPath and its subsidiaries as of the date of the execution of the merger agreement, other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation. To the extent permitted under applicable laws, each employee of AmeriPath and its subsidiaries shall be given credit for all service with AmeriPath or its subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (1) short-term and long-term disability benefits, (2) severance benefits, (3) vacation benefits and (4) benefits under any retirement plan.

Conditions to Completing the Merger

      Conditions to each party’s obligation. The obligations of AmeriPath, Holding and Acquisition Corp. to effect the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of AmeriPath common stock entitled to vote;

•	any applicable waiting periods under the HSR Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to all governmental entities required of Holding, Acquisition Corp. or AmeriPath or any of their subsidiaries or other affiliates in connection with the merger shall have been obtained, except for those that would not have a material adverse effect on AmeriPath; and

•	no governmental order or laws shall be in effect that prevents or materially restricts the merger.

      Conditions to Holder’s and Acquisition Corp.’s Obligation. The obligation of Holding and Acquisition Corp. to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	AmeriPath’s representations and warranties with respect to due organization, valid existence and good standing, capital structure, corporate power and authority, no conflict, absence of certain changes or events, vote required, board of directors recommendation, rights plan amendment, state takeover statutes and brokers and finders fees shall be true and correct as of the closing date of the merger in all material respects and all other representations and warranties of AmeriPath shall be true and correct, except as would not have a material adverse effect on AmeriPath;

•	AmeriPath shall have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	there shall not be pending or threatened any suit, action, investigation or proceeding by any governmental entity (1) challenging the acquisition of AmeriPath by Holding or Acquisition Corp., seeking to restrain or prohibit the consummation of the merger, or seeking to place limitations on the ownership of shares of AmeriPath common stock by Holding or Acquisition Corp. or seeking to obtain from AmeriPath, Holding or Acquisition Corp. any damages that are material in relation to AmeriPath, (2) seeking to prohibit or materially limit the ownership or operation by AmeriPath, Holding or any of their respective subsidiaries of any portion of any business or of any assets of AmeriPath, Holding or any of their subsidiaries, or to compel AmeriPath, Holding or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of AmeriPath, Holding or any of their subsidiaries, as a result of the merger, (3) seeking to prohibit Holding or any of its subsidiaries from effectively controlling the business or operations of AmeriPath or any of its subsidiaries or (4) otherwise having, or being reasonably expected to have, a material adverse effect on AmeriPath;

•	AmeriPath shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the effective time of the merger of all contracts and similar obligations of AmeriPath and its subsidiaries which if not so continued would have a material adverse effect on AmeriPath;

•	there shall not have occurred after the date of the execution of the merger agreement any event or circumstance, or aggregation of events or circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on AmeriPath;

•	Holding and Acquisition Corp. shall have obtained proceeds of the financing substantially on the terms contemplated by the financing letters or alternative financing on terms no less favorable in any material respect than those set forth in the financing letters; and

•	the total number of dissenting shares (excluding shares held by Welsh Carson) shall not exceed 5% of the issued and outstanding shares of AmeriPath common stock as of the effective time of the merger; provided that such percentage shall increase to 8% in the event the dissenting shares shall include a holder of more than 3% of the issued and outstanding shares of AmeriPath common stock as of the effective time of the merger.

      Conditions to AmeriPath’s obligation. The obligation of AmeriPath to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	each of the representations and warranties of Holding and Acquisition Corp. set forth in the merger agreement shall be true and correct as of the closing date of the merger except as would not have a material adverse effect on the ability of Holding or Acquisition Corp. to complete the merger;

•	Holding and Acquisition Corp. shall have performed in all material respects the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger; and

•	Holding and Acquisition Corp. shall have obtained the proceeds of the financing as described in the financing letters or alternative financing in an aggregate amount that is sufficient to allow the surviving corporation to fulfill its obligations under the merger agreement.

Termination

      AmeriPath, Holding and Acquisition Corp. may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

      In addition, either Holding or AmeriPath may terminate the merger agreement if:

•	a court or other governmental entity shall have issued an order or taken any other action permanently restraining the merger and such order or action is final and non-appealable;

•	the merger is not completed on or before 5:00 p.m. Eastern Standard Time on April 30, 2003, provided that this right to terminate is not available to any party whose failure to fulfill or breach of any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date; or

•	the meeting contemplated by this proxy statement is held and AmeriPath stockholders do not approve and adopt the merger agreement and the merger by the requisite vote.

      Holding may also terminate the merger agreement if any breach of a representation, warranty or covenant of AmeriPath occurs that would result in the failure of the applicable closing condition relating to the accuracy of AmeriPath’s representations and warranties or AmeriPath’s compliance with its covenants under the merger agreement (in either case other than as a result of a material breach by Holding or Acquisition Corp. of any of their respective obligations under the merger agreement) and, such breach is either not curable or not cured after notice from Holding to AmeriPath and the passage of a thirty day cure period. In addition, Holding can terminate the merger agreement if any of the following occurs or if the board of directors or the special committee of AmeriPath resolves to take any of the following actions (provided that AmeriPath shall provide Holding prior written notice of its intention to do so, which notice must be received by Holding at least 72 hours prior to AmeriPath’s taking such action):

•	the AmeriPath board of directors or the special committee withdraws or modifies, in any manner materially adverse to Holding or Acquisition, its recommendation or approval of the merger agreement and the merger;

•	the AmeriPath board of directors fails to recommend to the AmeriPath stockholders that they approve the merger agreement and the merger at the special meeting;

•	the AmeriPath board of directors or the special committee publicly approves or recommends an acquisition proposal other than the merger; or

•	a tender or exchange offer that would constitute an alternative acquisition proposal is commenced after the execution date of the merger agreement and the AmeriPath board of directors or the special committee fails to recommend against the acceptance of such tender or exchange offer by the stockholders of AmeriPath (including by means of taking no position with respect to the acceptance of such tender or exchange offer) within ten business days from the commencement thereof.

      AmeriPath may also terminate the merger agreement if any breach of a representation, warranty or covenant of Holding or Acquisition Corp. occurs that would result in the failure of the applicable closing condition relating to the accuracy of Holding’s and Acquisition Corp.’s representations and warranties or their compliance with their respective covenants under the merger agreement (in either case other than as a result of a material breach by AmeriPath of any of its obligations under the merger agreement) and, such breach is either not curable or not cured after notice from AmeriPath to Holding and the passage of a thirty day cure period. In addition, AmeriPath can terminate the merger agreement if in the exercise of its good faith judgment as to its fiduciary duties to the stockholders of AmeriPath, after consultation with outside counsel, the board of directors of AmeriPath or the special committee determines that such termination is required by reason of a superior proposal having been made; provided, that AmeriPath shall provide Holding at least 72 hours prior written notice of its intention to terminate the merger agreement and/or enter into a definitive agreement with respect to any superior proposal.

      Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, then it will be of no further force or effect and except as otherwise provided, there will be no liability on the part of Holding, Acquisition Corp. or AmeriPath or their respective officers or directors and all rights and obligations of the parties will cease.

Fees and Expenses; Termination Fee

      If the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

      AmeriPath has agreed to pay Holding or Holding’s designee a fee of $12,912,000 if the merger agreement is terminated:

•	by Holding as a result of: (1) the board of directors of AmeriPath or the special committee having withdrawn or modified, in any manner which is materially adverse to Holding or Acquisition Corp., its recommendation or approval of the merger agreement and the merger, (2) the board of directors of AmeriPath having failed to recommend to the stockholders of AmeriPath that they approve the merger agreement and the merger, (3) the board of directors of

AmeriPath or the special committee having publicly approved or recommended any alternative acquisition proposal, (4) a tender or exchange offer that would constitute an alternative acquisition proposal having been commenced after the execution date of the merger agreement and the board of directors of AmeriPath or the special committee having failed to recommend against the acceptance of such tender or exchange offer by the stockholders of AmeriPath (including by means of taking no position with respect to the acceptance of such tender or exchange offer) within ten business days from the commencement thereof or (5) the board of directors of AmeriPath or the special committee having resolved to take any of the foregoing actions;

•	by Holding as a result of AmeriPath’s willful and knowing breach or failure to perform any of its obligations under the merger agreement where such failure or breach either could not be cured or, if curable, continued for thirty days after AmeriPath received written notice from Holding of the occurrence of such failure or breach;

•	by AmeriPath where, in the exercise of its good faith judgment as to its fiduciary duties to stockholders, after consultation with outside counsel, the board of directors or the special committee determined that such termination was required by reason of a superior proposal having been made;

•	by Holding or AmeriPath because the effective time of the merger did not occur on or before 5:00 p.m. Eastern Standard Time on April 30, 2003, so long as, (1) an acquisition proposal had been communicated to the board of directors of AmeriPath or the special committee or publicly announced prior to the termination date of the merger agreement and not withdrawn prior to the 30th day preceding the termination date, (2) if with respect to a termination by Holding, with some exceptions, the special meeting had not been held prior to such termination, and (3) within 12 months after such termination AmeriPath enters into a definitive agreement with respect to or consummates a subsequent transaction with respect to at least 50% of the revenue, income, assets or common stock of AmeriPath; or

•	by Holding or AmeriPath because AmeriPath failed to obtain the requisite stockholder approval for the merger, so long as, (1) an acquisition proposal had been publicly announced prior to the date of the special meeting and not withdrawn prior to the second business day preceding the date of the mailing of this proxy statement, and (2) within 12 months after such termination, AmeriPath enters into a definitive agreement with respect to or consummates a subsequent transaction for at least 50% of the revenues, income, assets or common stock of AmeriPath.

Amendment

      The merger agreement may be amended only by written agreement of Holding, Acquisition Corp. and AmeriPath at any time prior to the effective time of the merger. After the merger agreement is adopted by the AmeriPath stockholders, no amendment shall be made in any manner that by law requires further approval by the stockholders of AmeriPath without first obtaining such further stockholder approval.

Waiver

      At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

Assignment

      No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the non-assigning parties. Any attempted assignment in violation of such requirement will be null and void.

Contingency Letter Agreement

      Although Welsh Carson is not a party to the merger agreement, the special committee negotiated a contingency letter agreement with Welsh Carson pursuant to which Welsh Carson agreed that if at any time on or after the date of the merger agreement, Holding and/or Acquisition Corp. shall have any liability to AmeriPath under the merger agreement that cannot be satisfied out of the assets of Holding and/or Acquisition Corp., Welsh Carson and certain related investors will make an equity contribution to Holding (which shall, to the extent needed, be contributed by Holding to Acquisition Corp.) in an amount up to the amount of such liability, not to exceed, however, an aggregate amount equal to $12,912,000 in cash plus an aggregate 1,534,480 shares of AmeriPath common stock (with a market value of approximately $25,242,196 at December 6, 2002). Any amounts paid by Welsh Carson to Holding under the contingency letter agreement will reduce by an equal amount the investment commitment of Welsh Carson to Holding to complete the acquisition.

      In the contingency letter agreement, Welsh Carson has also agreed to vote its shares of AmeriPath common stock, which represent approximately 4.9% of the outstanding common stock of AmeriPath, in favor of the merger agreement and the merger. In addition, Welsh Carson agreed to use its reasonable best efforts, prior to the termination of the merger agreement to take all action and do, or cause Holding or Acquisition Corp. to take all action and do, all things necessary to consummate the financing set forth in the financing commitment letters or to obtain alternative financing that is sufficient to consummate the merger on terms not materially less favorable to Welsh Carson and its affiliates than as set forth in the financing commitment letters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of December 6, 2002, information with respect to the beneficial ownership of AmeriPath’s common stock by (1) AmeriPath’s chief executive officer and each of AmeriPath’s other executive officers, (2) each director of AmeriPath, (3) all directors and executive officers of AmeriPath as a group and (4) each holder of five percent (5%) or more of AmeriPath’s outstanding shares of common stock. AmeriPath is not aware of any beneficial owner of more than five percent of the outstanding shares of common stock other than as set forth in the following table.

	Shares		Percent of
	Beneficially		Outstanding
Name of Beneficial Owner(1)	Owned		Shares(2)

Wasatch Advisors, Inc.	4,366,337	(3)	14.2%
T. Rowe Price Associates, Inc.	3,067,300	(4)	10.0%
James C. New	110,418	(5)	*
Dennis M. Smith, Jr., M.D.	155,436	(6)	*
Brian C. Carr	20,000	(7)	*
Gregory A. Marsh	12,000	(8)	*
Stephen V. Fuller	7,200	(9)	*
James Billington	1,205	(10)	*
E. Martin Gibson	1,000	(11)	*
C. Arnold Renschler, M.D.	12,000	(12)	*
Haywood D. Cochrane, Jr.	9,741	(13)	*
James T. Kelly	1,000	(14)	*
All directors and executive officers as a group	330,000		1.1%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.

(2)	Based on 30,661,075 shares of common stock outstanding as of December 6, 2002. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which a person has the right to acquire within 60 days pursuant to the exercise of options or warrants or the conversion of a convertible security are deemed to be outstanding for the purpose of computing the number of shares beneficially owned by such person and the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents shares beneficially owned by Wasatch Advisors, Inc., referred to as Wasatch, as to which Wasatch has sole voting power and sole dispositive power with respect to all such shares. The address of Wasatch is 150 Social Hall Avenue, Salt Lake City, Utah, 84111. This disclosure of Wasatch’s beneficial ownership is based solely upon information set forth in Wasatch’s amended Schedule 13G dated February 14, 2002.

(4)	Represents shares beneficially owned by T. Rowe Price Associates, Inc., referred to as Price Associates, as to which Price Associates has sole voting power with respect to 547,700 of such shares and sole dispositive power with respect to 3,067,300 of such shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This disclosure of Price Associates’ beneficial ownership is based solely upon information set forth in Price Associates’ amended Schedule 13G dated August 10, 2002.

(5)	Includes 101,411 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 204,600 shares subject to unexercisable options.

(6)	Includes 46,600 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 92,400 shares subject to unexercisable options.

(7)	Includes 20,000 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 195,000 shares subject to unexercisable options.

(8)	Includes 12,000 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 75,000 shares subject to unexercisable options.

(9)	Includes 7,200 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 57,000 shares subject to unexercisable options.

(10)	Includes 1,205 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 85,000 shares subject to unexercisable options.

(11)	Includes 1,000 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 14,000 shares subject to unexercisable options.

(12)	Includes 10,000 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 20,000 shares subject to unexercisable options.

(13)	Includes 2,928 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 14,000 shares subject to unexercisable options.

(14)	Includes 1,000 shares subject to options which are exercisable or become exercisable within 60 days. Does not include 14,000 shares subject to unexercisable options.

FUTURE STOCKHOLDER PROPOSALS

      AmeriPath will only hold an annual meeting in 2003 if the merger has not already been completed. If such annual meeting is held, any AmeriPath stockholder intending to present a proposal to be included in AmeriPath’s proxy statement for the annual meeting of stockholders to be held in 2003 must have delivered a proposal in writing to AmeriPath’s principal executive offices no later than November 29, 2002. Such proposals must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials.

      In addition, in order for a stockholder’s proposal or director nomination to be raised from the floor during the annual meeting held in 2003, if held, written notice must have been received by AmeriPath after October 30, 2002 but no later than November 29, 2002 and must contain all such information as required under AmeriPath’s bylaws. A copy of such bylaw requirements for stockholder proposals and nominations is available upon request from AmeriPath’s investor relations department, 7289 Garden Road, Suite 200, Riviera Beach, Florida, 33404.

OTHER MATTERS

      As of the date of this proxy statement, the board of directors knows of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

      AmeriPath files annual, quarterly and special reports, proxy statements and other information with the SEC.

      AmeriPath stockholders may read and copy any reports, statements or other information filed by AmeriPath at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the SEC: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. AmeriPath’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: “http://www.sec.gov.”

      This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2002 (this “Agreement”), is made and entered into by and among AMY HOLDING COMPANY, a Delaware corporation (“Parent”), AMY ACQUISITION CORP., a Delaware corporation (“Acquisition”), and AMERIPATH, INC., a Delaware corporation (the “Company”).

RECITALS

      WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the transactions contemplated hereby) has unanimously deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has unanimously adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement; and

      WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “Ameripath, Inc.” and shall succeed to and assume all of the rights and obligations of Acquisition in accordance with the DGCL. Acquisition and the Company are sometimes hereinafter referred to as the “Constituent Corporations” and, as the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation.”

      1.2     Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction and/or waiver (subject to applicable law) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not less than two business days following the satisfaction and/or waiver of all such conditions) (the “Closing Date”), at the offices of Reboul, MacMurray, Hewitt & Maynard, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

      1.3     Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

      1.4     Effects of the Merger.

      (a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

      (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

      (c) Subject to Section 5.5(a), the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

      (d) The Bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES

OF THE CONSTITUENT CORPORATIONS; EXCHANGE PROCEDURES

      2.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) or Parent:

(a) Common Stock of Acquisition. Each share of common stock, par value $.01 per share, of Acquisition (the “Acquisition Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or any affiliate of Parent or Acquisition or held in the treasury of the Company, in each case together with the Rights (as hereinafter defined) associated therewith (collectively, the “Excluded Shares”), shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares (as hereinafter defined), together with the Rights associated therewith, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $21.25 (the “Merger Consideration”).

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (and associated Rights) that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder’s shares as determined in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal right under the DGCL (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL). If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder (and each associated Right) shall be treated as a share of Company Common Stock (and associated Right) that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

(e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) and all associated Rights that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock and associated Rights being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (the “Certificates”) shall cease to have any rights with respect to such shares of Company Common Stock or associated Rights, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

(f) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

      2.2     Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates. At the Effective Time, the Surviving Corporation shall deposit (and Parent shall cause to be deposited) with the Paying Agent, for the benefit of the holders of such Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, the aggregate Merger Consideration (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given at the Closing, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

      (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and such Certificate or Certificates (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

      (c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

      (d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for 270 days after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws. As used herein, “Laws” means any statute, law, ordinance, rule, regulation, Nasdaq or other stock exchange rule or listing requirement, permit or authorization applicable to a Person (as hereinafter defined) or such Person’s Subsidiaries or their respective properties or assets.

      (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund solely in Cash Equivalents (as defined below) as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. As used herein, “Cash Equivalents” means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within six months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit maturing within six months after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

      (g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to such holder such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

      2.3     Effect of the Merger on Options and Warrants. (a) Each of the Company’s stock option plans, programs and arrangements (the “Stock Plans”) and outstanding options to acquire shares of Company Common Stock (the “Company Stock Options”), including information concerning the Stock Plan under which such options were issued, the holders thereof, the number of shares subject thereto, the exercise prices thereof, the dates of scheduled vesting thereof and the terms thereof that require acceleration of such vesting by virtue of the Merger, are set forth on Schedule 2.3(a).

(b) Subject to Section 2.3(e) below, at the Effective Time of the Merger (and the Board of Directors of the Company or any committee administering the Stock Plans shall take all actions necessary so that), all outstanding Company Stock Options heretofore granted under any Stock Plan become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation at the Effective Time of an amount equal to (i) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Company Stock Option shall not theretofore have been exercised.

(c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall take such actions to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or any participant in any Stock Plan or other benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

(d) All outstanding warrants to acquire shares of Company Common Stock (the “Company Warrants”), including information concerning the holders thereof, the number of shares subject thereto and the exercise prices thereof, are set forth on Schedule 2.3(d). As soon as practicable following the date of this Agreement, the Company shall use its reasonable best efforts to take such actions (which shall include attempting to obtain all required consents of holders of Company Warrants) as may be necessary to effectuate the cancellation at the Effective Time of each Company Warrant in exchange for a cash payment equal to the product of (1) the excess, if any, of the Merger Consideration per share over the exercise price per share of such Company Warrant and (2) the number of shares of Company Common Stock subject to such Company Warrant.

(e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company Warrants such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is (y) a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (z) duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is in violation of or default under the provisions of any such organizational documents. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth on Schedule 3.1(a). As used in this Agreement, (i) “Company Material Adverse Effect” shall mean (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole and/or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided, that Company Material Adverse Effect shall not be deemed to include a material adverse effect arising directly as a result of (1) conditions, events or circumstances (other than changes or proposed changes in health care Laws) affecting either (x) the United States economy generally or (y) the clinical or anatomic pathology laboratory industry generally, which in the case of clause (x) and (y) does not have a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, (2) changes or proposed changes in health care Laws, including changes in payment, reimbursement or coding Laws, so long as such changes or proposed changes were either published in the Federal Register prior to the date of this Agreement or are anticipated changes that were specifically discussed among the parties to this Agreement prior to the date of this Agreement, (3) changes in generally accepted accounting principals or in Securities and Exchange Commission (“SEC”) accounting rules, policies, practices or interpretations, so long as such changes were publicly proposed by the Financial Accounting Standards Board or the SEC, as the case may be, in one or more releases published prior to the date of this Agreement, (4) acts and omissions of the Company, any Company Subsidiary or any Company Managed Practice (as hereinafter defined) taken with the prior written consent of Parent after the date of this Agreement, (5) the effects of compliance with this Agreement on the Company, any of its Subsidiaries or any Company Managed Practice, including the incurrence of expenses incurred by the Company, any of its Subsidiaries or any Company Managed Practice in consummating the transactions contemplated by this Agreement, or (6) the loss or reduction in business received from the entities agreed to in writing by Parent and the Company prior to the date of this Agreement; (ii) “Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent or Acquisition to perform its obligations under this Agreement; (iii) “Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company, trust, joint venture or other organization or association, whether incorporated or unincorporated (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company, trust, joint venture or other organization is held by such party or by one or more of its Subsidiaries, (C) of which at least 50% of the equity interests (or economic equivalent) of such corporation, partnership, limited liability company, trust, joint venture or other organization are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, or (D) except for Company Managed Practices, that has entered into a long-term management services agreement or other similar agreement with the Company or a Subsidiary thereof or whose practice has otherwise been acquired by the Company or a Subsidiary thereof, whether or not such organizations or associations are otherwise owned or controlled by the Company and/or one or more of its other Subsidiaries; (iv) “Company Managed Practices” shall mean the following medical pathology practices with which the Company or a Company Subsidiary has entered into management services or similar agreements to provide medical practice management services: Pathology Group of the MidSouth, P.C.; Associated Pathology Medical Group, Inc.; Ferrell, Olson, Moore, Pearson & Bramlett, PLLC; and Raleigh Pathology Resources, Inc.; and (v) “Person” shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

(b) Capital Structure.

(i) The Company. The authorized capital stock of the Company consists of 65,000,000 shares of stock of which (A) 60,000,000 shares are Company Common Stock and (B) 5,000,000 shares are Preferred Stock, par value $.01 per share (the “Preferred Stock”). As of the close of business on December 6, 2002 (the “Capitalization Date”), 30,661,075 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company’s treasury; 2,338,230 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 1,285 shares of Company Common Stock were reserved for issuance upon exercise of the outstanding Company Warrants; and there were outstanding rights (“Rights”) with respect to 30,661,075 one one-thousandths of a share of Series A Junior Participating Preferred Stock of the Company under the Rights Agreement dated as of April 8, 1999 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”). No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the stockholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the stockholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities, directly or indirectly, convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock (and associated Rights) issued upon the exercise of Company Stock Options and/or Company Warrants outstanding on the

Capitalization Date. Except as set forth above or on Schedule 3.1(b)(i), there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding phantom stock, phantom stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other value based upon, relating to or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or any other attribute of the Company (other than ordinary course payments to Company employees) and, except as set forth on Schedule 3.1(b)(i), there are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any debt or equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. The information contained on Schedules 2.3(a) and 2.3(d) with respect to the Stock Plans, the Company Stock Options and the Company Warrants is true, correct and complete in all material respects.

(ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement or on Schedule 3.1(b)(ii), there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, stockholders’ agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Schedule 3.1(b)(ii).

(iii) Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization, their respective forms of organization, holders of their respective outstanding capital stock or other equity interests, and their respective jurisdictions of qualification to do business are identified on Schedule 3.1(b)(iii). Except as described on Schedule 3.1(b)(iii), all outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, claims, charges, security interests or other encumbrances (collectively, “Liens”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other ownership interests in, any Subsidiary of the Company. Except as set forth on Schedule 3.1(b)(iii), there are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any debt or equity securities of any Subsidiary of the Company.

(iv) Investments. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth on Schedule 3.1(b)(iv), the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any corporation, partnership, limited liability company, joint venture or other entity, association or business enterprise and the Company is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any corporation, partnership, limited liability company, joint venture or other entity, association or business enterprise.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) Except as set forth on Schedule 3.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a “Violation”), any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries or (B) result in any Violation of (1) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound or (2) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made, any Laws applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (3) any Order (as hereinafter defined) applicable to the Company or any of its Subsidiaries or their respective properties or assets except, in the case of clause (B) only, for any Violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Order” shall mean any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity applicable to a Person or such Person’s Subsidiaries or their respective properties or assets.

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and (2) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq or stock exchange listing requirements; (E) those items listed on Schedule 3.1(c)(iii); and (F) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Disclosure Documents. The Company has made available to Parent and Acquisition a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1998 (the “Company SEC Documents”), which are all the documents that the Company was required to file with the SEC since December 31, 1998. No Subsidiary of the Company is or has been required to file any documents with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

(e) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement.

(f) Compliance With Laws and Permits Generally. The Company, its Subsidiaries and the Company Managed Practices hold all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (each a “Company Permit”) and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The conduct by the Company, its Subsidiaries and the Company Managed Practices of their respective businesses has been and is in compliance with all applicable Laws, with such exceptions as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(f), no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any Company Managed Practice is pending or, to the knowledge of the Company, has been threatened which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Company’s Corporate Compliance Program, including all Executive Corporate Compliance Committee minutes, all policies and procedures thereof, interpretive guidance, employee training programs and all hotline actions or non-actions (the “Compliance Program”) and all similar documents relating to any other body established by the Company for the purpose of monitoring compliance efforts by the Company, its Subsidiaries and the Company Managed Practices. The Compliance Program is in full force and effect, and such documents represent a full, true, complete and accurate reference and listing of all policies and requirements addressed therein and the matters determined or reviewed pursuant to the Compliance Program.

(g) Licenses, Authorizations and Provider Permits.

(i) Except as set forth on Schedule 3.1(g)(i), the Company, each of its Subsidiaries and each Company Managed Practice and each individual required by law or regulation to be licensed, certified or otherwise approved by a Governmental Entity and engaged by the Company, a Subsidiary of the Company or a Company Managed Practice to provide pathology services: (A) is the holder of all valid licenses and other rights and authorizations required by Law and necessary for the Company, its Subsidiaries and the Company Managed Practices to operate their respective businesses and for such individuals to provide pathology services; and (B) where required, is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs” and, together with such other similar federal, state or local reimbursement or governmental programs for which the Company, its Subsidiaries and the Company Managed Practices are eligible are hereinafter referred to collectively as the “Government Programs”) and has current provider agreements for such Government Programs and with such private non-governmental programs, including any private insurance program, under which the Company, any of its Subsidiaries or any Company Managed Practice directly or indirectly are presently receiving payments (such non-governmental programs herein referred to as “Private Programs”), except for any failures to have any of such items referenced in the foregoing clauses (A) or (B) that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(g)(i), there are no surveys of the Company, any of its Subsidiaries or any Company Managed Practice or their respective facilities that have been or are being conducted in connection with any Government Program, Private Program or licensing or accrediting body for which there are uncorrected deficiencies.

(ii) Except as set forth on Schedule 3.1(g)(ii), no Violation or Order or deficiency exists with respect to any of the items listed on Schedule 3.1(g)(i), except for any such Violations, Orders or deficiencies that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any Company Managed Practice has received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on

Schedule 3.1(g)(i), either to revoke, withdraw or suspend any material license, right or authorization, or to terminate the participation of the Company, any of its Subsidiaries or any Company Managed Practice in any Government Program or Private Program. No event has occurred which, with or without the giving of notice, the passage of time, or both, would reasonably be expected to result in a Violation, Order or deficiency with respect to any of the items listed on Schedule 3.1(g)(i) or a revocation, withdrawal or suspension of any such license, or a termination or modification of the participation of the Company, any of its Subsidiaries or any Company Managed Practice in any Government Program or Private Program, except for any such events that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there has been no decision not to renew any provider or third-party payor agreement with the Company, any of its Subsidiaries, or any Company Managed Practice. Except as listed on Schedule 3.1(g)(i), no consent or approval of, prior filing with or notice to, or any action by, any Governmental Entity or any other third party is required in connection with any such license, right or authorization, or Government Program or Private Program, by reason of the consummation of the Merger, and the continued operation of the business of the Company, its Subsidiaries and the Company Managed Practice after the Merger on a basis that is consistent with past practices.

(iii) The Company, each of its Subsidiaries and each Company Managed Practice have timely filed all reports and billings required to be filed with respect to the Government Programs and Private Programs, all fiscal intermediaries and other third party payors and all such reports are complete and accurate in all material respects and have been prepared in accordance with all applicable Laws and principles governing reimbursement and payment claims, except for any failures to comply with such requirements that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, each of its Subsidiaries and each Company Managed Practice have paid or caused to be paid or have properly reflected in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and have no liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment other than in the ordinary course, and no interest or penalties accruing with respect thereto, except as has been specifically reserved for in such financial statements or disclosed herein or on Schedule 3.1(g)(iii) or that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(g)(iii), to the knowledge of the Company, there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to challenge any billings or accounts receivable of the Company, any Subsidiary or any Company Managed Practice, including those generated by licensed professionals engaged by the Company or any Subsidiary of the Company that are material or outside of the ordinary course of business.

(h) Health Care Laws and Regulations.

(i) Except as set forth on Schedule 3.1(h)(i), the structure, operations and contractual arrangements of the Company, its Subsidiaries and the Company Managed Practices are such that none of the Company, any of its Subsidiaries or any Company Managed Practice has engaged in any activities which are prohibited under applicable federal, state or local statutes or regulations, including Medicare and Medicaid statutes and regulations, 42 U.S.C. Sections 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or similar or related state or local statutes or regulations, prohibitions on fee splitting and the corporate practice of medicine, or which otherwise constitute or would reasonably be expected to constitute fraud, or that would cause any physician employed by or under contract with any of the Company, its Subsidiaries or Company Managed Practices to violate any of such statutes or regulations, including, without limitation, the following: (A) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (B) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; and (C) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Program or any Private Program, (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Government Program or Private Program; other than any of such items which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) All agreements of the Company, its Subsidiaries and the Company Managed Practices with third-party payors were entered into by the Company, its Subsidiaries and the Company Managed Practices in the ordinary course of business. The Company, its Subsidiaries and the Company Managed Practices are in compliance with each of their respective third-party payor agreements, and the Company, each of its Subsidiaries and the Company Managed Practices have charged and billed in accordance with the terms of their respective third-party payor agreements, including, where applicable, billing and collection of all deductibles and co-payments, except to the extent that any failure to be in compliance or properly charge and bill has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) The Company, each of its Subsidiaries and the Company Managed Practices have timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal health care programs (including, without limitation, the Government Programs in which the Company, any of its Subsidiaries or the Company Managed Practices participate) except to the extent that the failure to file such claims and reports has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(h)(iii), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened or scheduled, by or before any Governmental Entity, including any intermediary, carrier, the Administrator of the Centers for Medicare and Medicaid Services (“CMS”), or any other state or federal agency with respect to any Government Program claim filed by the Company, any of its Subsidiaries or any Company Managed Practice, or program compliance matters, which have had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent and Acquisition accurate and complete copies of pleadings and material correspondence relating to the claims, actions, suits, proceedings or investigations set forth on Schedule 3.1(h)(iii). Except for routinely scheduled reviews, no valid review or program integrity review related to the Company, any of its Subsidiaries or any Company Managed Practice has been conducted by any Governmental Entity in connection with Government Programs and no such review is scheduled, pending or to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Company Managed Practice or any of their respective businesses, assets, or the consummation of the transactions contemplated hereby except as would not have and would not reasonably be expected to have a Material Adverse Effect.

(iv) Each facility currently operated by the Company, any of its Subsidiaries or any Company Managed Practice charges rates and accordingly bills for services which are legal and proper. Except as set forth in Schedule 3.1(h)(iv), neither the Company, its Subsidiaries or any Company Managed Practice is subject to any retroactive adjustment of reimbursement rates by a third-party payor except for a retroactive adjustment that is generally applicable to the clinical or anatomical pathology providers.

(v) Except as set forth on Schedule 3.1(h)(v), (a) no physician who has a “financial relationship”, as that term is defined in 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto (“Stark II”), whether an investment or ownership interest or compensation arrangement (a “Financial Relationship”) with the Company or any of its Subsidiaries or any Company Managed Practice practices any medical specialty other than pathology and also refers patients to the Company, any of its Subsidiaries or any Company Managed Practice; and (b) no physician having a Financial Relationship with the Company, any of its Subsidiaries or Company Managed Practices, and no physician whose immediate family member has such a Financial Relationship with the Company, any of its Subsidiaries or Company Managed Practices, directly or indirectly refers patients or services to the Company, any of its Subsidiaries or any Company Managed Practice other than referrals which comply with (or are exempt from) the requirements of Stark II.

(i) Litigation; Inspections and Investigations.

(i) Except as set forth and described on Schedule 3.1(i)(i), there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Company Managed Practice or any Person that the Company, any such Subsidiary or any Company Managed Practice has agreed to indemnify in respect thereof (“Company Litigation”) the resolution of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any material Order outstanding against the Company, any of its Subsidiaries or any Company Managed Practice or affecting any of their respective properties or assets.

(ii) Except as set forth and described in Schedule 3.1(i)(ii), (A) no right of the Company, any of its Subsidiaries, any Company Managed Practice or any licensed professional employed or under contract with the Company, any of its Subsidiaries or any Company Managed Practice, or any officer or director of the Company, any Subsidiary or any Company Managed Practice, is excluded from participation in any Government Program is, to the knowledge of the Company, excluded from Participation in any Private Program due to fraud or inferior or incompetent practice of medicine, or is currently suspended from receiving payments pursuant to any Government Program or Private Program as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party, (B) none of the Company, any of its Subsidiaries or any Company Managed Practice or any licensed professional or other individual affiliated with the Company any of its Subsidiaries or any Company Managed Practice (including directors, officers and employees of the Company, its Subsidiaries and the Company Managed Practices), has during the past three (3) years been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization, certifying agency or other Governmental Entity for the purpose of any alleged improper activity on the part of such entity or individual, other than routine audits or inquiries (a) under the CMS audit programs or (b) by state or local agencies, nor has the Company, any of its Subsidiaries or any Company Managed Practice received any notice of deficiency in connection with its operations that remains open, (C) there are not presently and the Company will take and cause its Subsidiaries to take its reasonable best efforts so that, on the Closing Date there will not be any, outstanding deficiencies or work orders of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, or other third party, requiring conformity to any applicable agreement or Law, including but not limited to, the Government Programs and Private Programs, and (D) none of the Company, any of its Subsidiaries or any Company Managed Practice has received any notice of any claim, requirement or demand of any licensing or certifying agency or other body supervising or having authority over the Company, any of its Subsidiaries or any Company Managed Practice or their respective operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing Law other than any of such items required to be disclosed in Schedule 3.1(i)(ii) under the foregoing clauses (A) through (D) which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Taxes.

(i) Each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is currently or was a member for federal, state or local income tax purposes (it being understood that in the case of any such group the following representations and warranties shall apply only with respect to any period of time during which the Company or any of its Subsidiaries was a member of such group) (A) has filed or caused to be filed all material tax returns, reports, declarations, estimates, information returns and statements (“Tax Returns”) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all material respects; (B) has paid in full (or the Company has paid on its behalf) or made adequate provision in the Company’s accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of taxes and has in all material respects timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over. The most recent financial statements contained in the Company SEC Documents reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Schedule 3.1(j) sets forth the last taxable period through which the federal income Tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the most recent financial statements contained in the Company SEC Documents. Except as set forth on Schedule 3.1(j), no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are currently pending with regard to any federal, state, local or foreign taxes for which the Company or any of its Subsidiaries would be liable, and no deficiencies for any such taxes have been proposed, asserted or assessed in writing, or to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to such examination of the Company or any of its Subsidiaries by such federal, state, local or foreign taxing authority with respect to any period. Except as set forth on Schedule 3.1(j), no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending and neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax Law that relates to the assets or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes. The Company has made available to Parent and Acquisition complete and accurate copies of all income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending on or after December 31, 1997. Except as set forth on Schedule 3.1(j), none of the Company or any of its Subsidiaries (i) has been a member of any “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was the Company), (ii) has any liability for the taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, (iii) has any liability or potential liability for taxes from any “deferred intercompany transaction” under Treasury Regulation Sections 1.1502-13 or 1.1502-14 (or any similar provision of state or local law),

(iv) has an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19 with respect to the stock of any Subsidiary, (v) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement or (vi) is a party to any “tax shelter” transaction that is reasonably likely to give rise to a penalty under Section 6662(d) of the Code. Section 162(m) of the Code has not and will not apply to disallow or otherwise limit the deductibility of any compensation realized by any employee of the Company or any of its Subsidiaries, whether such compensation results from the payment of salary and bonus, the exercise of employee stock options or otherwise. Other than as the parties hereto have discussed, neither the Company nor any of its Subsidiaries has made any payments subject to Section 280G of the Code, or is obligated to make any such payments that will not be deductible under Section 280G of the Code, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As used in this Agreement the term “taxes” includes all federal, state, local and foreign or other taxing authority income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imports, duties, licenses or other assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties or additional amounts imposed by any taxing authority or additions to tax.

(k) Pension and Benefit Plans; ERISA.

(i) For purposes of this Agreement, the term “Plan” shall refer to any of the following maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or with respect to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has any obligation to contribute or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement to which the Company, a Subsidiary thereof or ERISA Affiliate is a party): any plan, program, agreement or commitment, whether written or oral, which is a broad-based executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or other material employee benefit plan including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Schedule 3.1(k)(i) sets forth each employment agreement with an officer who is entitled to receive at least $100,000 per year from the Company or any of its Subsidiaries (other than employment agreements terminable without material liability on not more than sixty (60) days’ notice).

(ii) Schedule 3.1(k)(ii) identifies each Plan. Except as set forth on Schedule 3.1(k)(ii), none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained or contributed to any of the following:

(A) a defined benefit plan subject to Title IV of ERISA;

(B) a “Multiemployer plan” as defined in Section 4001 of ERISA; or

(C) a “Multiple Employer Plan” as that term is defined in Section 413(a) of the Code.

(iii) No event has occurred and no condition or circumstance currently exists, in connection with which the Company, any of its Subsidiaries, their respective ERISA Affiliates or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Plan which has had or would reasonably be expected to have a Company Material Adverse Effect.

(iv) With respect to each Plan, (A) all material payments due from the Company or any of its Subsidiaries to date have been made and all material amounts that should be accrued (in accordance with GAAP) as liabilities of the Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company, (B) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualifications as of the date specified in Schedule 3.1(k)(iv) or has timely filed for such a determination letter with the Internal Revenue Service, and nothing has occurred since the date of such letter that has resulted in or would reasonably be expected to result in a tax qualification defect which has had or would reasonably be expected to have a Company Material Adverse Effect, and (C) there are no material actions, suits or claims pending or, to the Company’s knowledge, threatened with respect to such Plan or against the assets of such Plan, other than routine claims for benefits.

(v) Except as disclosed in Schedule 3.1(k)(v), each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA provisions and the Code, except where any such non-compliance has not and would not reasonably be expected to have a Company Material Adverse Effect.

(vi) Neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA, where any such breach, tax or penalty has had or would reasonably be expected to have a Company Material Adverse Effect.

(vii) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan, except where any failure to satisfy such obligations has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(viii) Each Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Health Insurance Portability and Accountability Act (“HIPAA”) has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred with respect to any Plan, except where any such noncompliance or tax has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ix) The Company has made available to Parent and Acquisition, with respect to each Plan for which the following exists:

(A) a copy of the most recent annual report on Form 5500, with respect to such Plan including any Schedule B thereto;

(B) the most recent determination letter from the Internal Revenue Service, if any;

(C) a copy of the Summary Plan Description, together with each Summary of Material Modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

(D) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

(x) Except as contemplated by this Agreement or approved in writing by Parent, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except as required by Law or as necessary to maintain tax-qualified status or intended tax benefits associated with such Plan.

(xi) The Company and its ERISA Affiliates have complied in all respects with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Plans, equal opportunity, collective bargaining and the payment of social security and other taxes, except where such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(xii) Except as disclosed in Schedule 3.1(k)(xii), no Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides material benefits, including death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary of the Company beyond their retirement or other termination of service with the Company or such Subsidiary (other than (A) coverage mandated by applicable Law, (B) deferred compensation benefits properly accrued as liabilities on the books of the Company, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

(xiii) Except as set forth on Schedule 3.1(k)(xiii), the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company or any Subsidiary to material severance pay, material unemployment compensation or any other material payment, or (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

(xiv) For purposes of this Section 3.1(l), ERISA Affiliates include each corporation that is a member of the same controlled group as the Company or any of its Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of Section 414(c) of the Code and any member of an affiliated service group that includes the Company, any of its Subsidiaries and any of the corporations, trades or business described above, within the meaning of Section 414(m) of the Code.

(xv) The Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Plan into the appropriate trusts or accounts, except for a failure that has not and would not reasonably be expected to have a Company Material Adverse Effect;

(xvi) Each Plan that allows loans to participants has been operated substantially in accordance with the Plan’s written loan policy and all applicable Laws. In addition, except as set forth on Schedule 3.1(k)(xvi) all loans from such Plans are current as of the Closing Date, and there are no loans in default.

(xvii) No individual who has been classified by the Company or any Subsidiary or ERISA Affiliate as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company or any Subsidiary or ERISA Affiliate for eligibility to participate in any Plan, if such individual is later reclassified as an employee of the Company or any Subsidiary or ERISA Affiliate.

(l) Absence of Certain Changes or Events. Since September 30, 2002 and except as disclosed in Schedule 3.1(l), (i) each of the Company, its Subsidiaries and the Company Managed Practices

has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.2 if such Section had been in effect as of and at all times since September 30, 2002, (iii) there has been no material change by the Company in its accounting methods, principles or practices and (iv) there has not been any change, event or circumstance (whether or not covered by insurance), individually or in the aggregate, that has had or that would reasonably be expected to have, a Company Material Adverse Effect.

(m) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2001 and quarterly reports on Form 10-Q filed after December 31, 2001 and prior to the date hereof, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since September 30, 2002.

(n) Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion of Salomon Smith Barney Inc. (the “Financial Advisor”) dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock (other than Parent, Acquisition, Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS”) and their respective subsidiaries and affiliates). True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Parent and Acquisition.

(o) Environmental Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding Order indicating that the Company or any of its Subsidiaries is or may be liable for a violation of any Environmental Law nor, to the knowledge of the Company, has any such Order been threatened nor, to the knowledge of the Company, do any facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by the Company or by any of its Subsidiaries or affiliates that have resulted or would reasonably be expected to result in a violation of any Environmental Law. As used in this Agreement, the term “Environmental Law” means any Law relating to the protection of the environment, health, safety or natural resources, including pollution, contamination, clean-up, regulation and protection of the air, water or soil in the indoor or outdoor environment.

(p) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

(q) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on December 8, 2002 (the “Board Meeting”), has by the unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the stockholders of the

Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and Sections 5.2 and 5.11, that the holders of the shares of Company Common Stock approve and adopt this Agreement.

(r) Intellectual Property.

(i) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A) with respect to each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the “Company Intellectual Property”) that is owned by the Company or a Subsidiary of the Company (“Company Owned Intellectual Property”), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on Schedule 3.1(r)(i)(A), free and clear of all Liens, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

(B) with respect to each item of Company Intellectual Property licensed to the Company or a Subsidiary of the Company (“Company Licensed Intellectual Property”), the Company or a Subsidiary of the Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property, all of which licenses or other agreements are valid and enforceable, binding on all parties thereto and in full force and effect;

(C) the conduct of the business of the Company and its Subsidiaries as currently conducted and the use of the Company Intellectual Property by the Company and its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefore of any other Person and no claim has been asserted against the Company or any of its Subsidiaries that the conduct of such business or such use of the Company Intellectual Property constitutes such a conflict, infringement, violation, interference or appropriation;

(D) the Company has taken reasonable steps in accordance with normal practice for its industry to maintain the confidentiality of its trade secrets and other confidential Company Intellectual Property; and

(E) except as set forth on Schedule 3.1(r)(i)(E), to the knowledge of the Company, (1) there has been no misappropriation of any trade secrets or other Company Intellectual Property by any other Person, (2) no employee, independent contractor or agent of the Company or any Subsidiary of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent and (3) no employee, independent contractor or agent of the Company or any Subsidiary of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(ii) Schedule 3.1(r)(ii) contains a complete and accurate listing of all Company Intellectual Property that is material to the assets, properties, business, operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole.

(s) Real Estate Leases. Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property”), in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, (i) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, except for any failure which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and, to the knowledge of the Company, the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received written notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) which has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(t) Insurance. Schedule 3.1(t) contains a list of all insurance policies covering the Company and its Subsidiaries and an accurate summary of the coverage provided thereunder. Except as set forth on Schedule 3.1(t), all such policies are in full force and effect, all premiums currently due and payable thereon have been paid and the Company has complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(t), the Company has not been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation, reduction or non-renewal of existing policies or binders or a material increase in deductible or self insurance retention. Neither the Company nor any of its Subsidiaries has guaranteed or otherwise provided (or is under any obligation to guarantee or otherwise provide) any credit support with respect to Ameripath Indemnity, Ltd.’s obligation to reimburse Continental Casualty Company or any other “fronting company” for any loss that any such fronting company shall suffer as a result of writing insurance policies on behalf of Ameripath Indemnity, Ltd.

(u) Labor Matters. None of the Company, any of its Subsidiaries or any Company Managed Practice is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company, any of its Subsidiaries or any Company Managed Practice the subject of a proceeding asserting that the Company, any of its Subsidiaries or any Company Managed Practice has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company, any of its Subsidiaries or any Company Managed Practice to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company, any of its ERISA Affiliates or any Company Managed Practices and (iii) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company, its ERISA Affiliates or any Company Managed Practice. The Company, its Subsidiaries and the Company Managed Practices are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations, if any, which, has not had and would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any Company Managed Practice has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Company, no such investigation is in progress.

(v) Contracts. (A) Subsections (i) through (xiv) of Part A of Schedule 3.1(v) each contain a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, instruments and obligations, whether written or oral (and, if oral, an accurate summary thereof), to which the Company or any Subsidiary of the Company is a party:

(i) all material managed care contracts;

(ii) substantially all of the hospital contracts, which includes substantially all of the medical director agreements;

(iii) except for managed care contracts, hospital contracts and medical director agreements, which are covered by (i) and (ii) above, each contract, agreement, commitment, lease, license, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by or to the Company of more than $1,000,000;

(iv) except for managed care contracts, hospital contracts and medical director agreements, which are covered by (i) and (ii) above, all other material contracts and agreements under which the Company or any Subsidiary of the Company provides services other than routine testing services, such as laboratory management, laboratory directorship, consulting or information technology services;

(v) all collective bargaining agreements, officer and physician employment and consulting agreements, independent contractor agreements with a term of greater than one year, severance agreements, director or officer indemnification agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any of its Subsidiaries;

(vi) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary of the Company is a party;

(vii) all contracts and agreements relating to (i) any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (ii) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (iii) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (v) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables) or (vi) any liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations (the liabilities and obligations referred to in (i) through (vi) above, “Indebtedness”) or any Liens upon any material properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(viii) all material contracts and agreements with any Governmental Entity;

(ix) all contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company, or, to the knowledge of the Company,

any executive officer of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or needs, (C) limit or purport to limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, (D) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to provide to the other parties thereto “most favored nations” pricing, or (E) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to take any material actions to market or co-market any clinical laboratory services or anatomic pathology services or other products or services of a third party;

(x) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third Person, including Company Managed Practices;

(xi) all management agreements and commitments and all other agreements and commitments outside of the ordinary course of business between or among Subsidiaries of the Company and Company Managed Practices or any affiliates thereof, on the one hand, and the Company and/or other Subsidiaries of the Company or Company Managed Practices, on the other hand, and all agreements entered into by any of such parties with any physicians employed by the Company, any of its Subsidiaries or any Company Managed Practice, including non-competition agreements;

(xii) all powers of attorney and proxies entered into by or granted to the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

(xiii) all contracts and agreements entered into by the Company or any of its Subsidiaries and any other party providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division thereof or any material amount of assets of such other party, in each case, identifying the maximum amounts, if any, that are still payable or potentially payable to any other party under such contracts and agreements pursuant to any post-closing adjustment to the purchase price (including under any “earn-out” or other similar provision));

(xiv) all confidentiality, non-disclosure and/or standstill agreements entered into by the Company and/or any of its Subsidiaries (other than in the ordinary course of business) since December 31, 2001 except those which have expired by their terms; and

(xv) all other contracts, agreements, commitments, leases, a licenses, instruments and/or obligations, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary of the Company or the conduct of their respective businesses.

(B) The Company has made available to Parent and Acquisition a true, complete and correct copy of all written contracts and agreements required to be listed on Part A of Schedule 3.1(v), together with all amendments, waivers or other changes thereto, and has been given a written summary of all oral contracts required to be listed on Part A of Schedule 3.1(v). Except as set forth on Part B of Schedule 3.1(v), neither the Company nor any of its Subsidiaries is a party to any contract, lease, license or other agreement or instrument required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on Part B of Schedule 3.1(v), and except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any such contract, lease, license or other agreement or instrument whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder. Other than the three interest rate swap transactions that were entered into by the Company in May 2000 with effective dates in October 2000 for notional amounts of $45,000,000, $30,000,000 and $30,000,000, each of which was terminated in connection with the extinguishment of the Company’s former credit facility in November 2001 in exchange for a termination payment of $10,400,000, and other than as set forth on Part C of Schedule 3.1(v), neither the Company nor any of its Subsidiaries is now or has ever been party to any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

(w) Affiliate Contracts and Affiliated Transactions. Except as set forth on Schedule 3.1(w) or as described in the Company SEC Documents filed prior to the date hereof, no executive officer or director or other affiliate of the Company or of any Subsidiary of the Company (or, to the Company’s knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

(x) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a “Distribution Date” under the Rights Agreement, (iii) consummation of the Merger shall not result in Parent or Acquisition or any of their respective affiliates being an “Acquiring Person” under the Rights Agreement, result in the occurrence of an event described in Section 13 of the Rights Agreement or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement will expire immediately prior to the Effective Time.

(y) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement.

      3.2 Representations and Warranties of Parent and Acquisition. Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent and Acquisition have heretofore provided the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws. Neither Parent nor Acquisition is in violation or default under the provisions of their respective Certificates of Incorporation or Bylaws.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of Common Stock, par value $.01 per share, all shares of which shares have been validly issued and are fully paid, nonassessable and owned of record and beneficially by WCAS.

The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, all of which shares are fully paid, nonassessable and owned of record and beneficially by Parent. Parent has never had and does not have any Subsidiaries other than Acquisition and Acquisition has never had and does not have any Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against each of them in accordance with its terms except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not (A) result in any Violation of any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition or (B) result in any Violation of (1) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (2) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c)(iii) have been obtained and all filings and obligations described in Section 3.2(c)(iii) have been made, any Law applicable to Parent or Acquisition or to their properties or assets or (3) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clause (B) only, for any Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) filings under the HSR Act, (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover Laws and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Parent or

Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent or Acquisition and provided to the Company for inclusion therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

(e) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on December 4, 2002 solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities.

(f) Financing. Parent has received and executed a commitment letter dated as of December 6, 2002 from Credit Suisse First Boston and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) (the “Senior Bank and Bridge Loan Commitment Letter”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) $375,000,000 in senior secured debt financing ($300,000,000 of which would be in the form of term loans used to complete the transactions contemplated hereby and $75,000,000 of which would be in the form of an revolving credit facility) and (ii) in the event that Acquisition is unable to complete a public offering or Rule 144A or other private placement of not less than $215,000,000 of senior subordinated notes at the Closing, up to $215,000,000 of bridge financing in the form of senior subordinated increasing rate bridge loans. In addition, Parent has received and executed commitment letters, each dated as of the date hereof (together with the Senior Bank and Bridge Loan Commitment Letter, the “Financing Letters”) from (i) WCAS, pursuant to which WCAS has committed, subject to the terms and conditions set forth therein, to provide to Parent $256,400,000 in common equity financing and (ii) WCAS Capital Partners III, L.P. (“WCAS CP III”), pursuant to which WCAS CP III has committed, subject to the terms and conditions set forth therein, to purchase from Parent senior subordinated notes and common stock of Parent for an aggregate $65,000,000 (subject to adjustment as therein provided). True and complete copies of the Financing Letters have been furnished to the Company. The Financing Letters are in full force and effect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent, Acquisition or WCAS, as the case may be. The Financing Letters have been obtained, subject to the terms and conditions thereof, to finance (or provide funds for the Surviving Corporation to finance) the Merger Consideration, to pay all amounts required to be paid to holders of Company Stock Options and Company Warrants hereunder, to refinance any indebtedness of the Company and its Subsidiaries that may become due as a result of the transactions contemplated by this Agreement, to pay any amounts that may become due and payable to holders of the Company Common Stock as a result of the valid exercise of dissenters’ rights, to pay all related fees and expenses and to provide additional financing for future working capital and general corporate needs of Parent, the Surviving Corporation and their Subsidiaries (such financing, the “Financing”).

(g) Solvency. Each of Parent and Acquisition is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger and the Financing. Neither Parent nor Acquisition is in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a Lien on any of its rights and assets. Neither Parent nor Acquisition has, either voluntarily or involuntarily (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act,

(iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Parent, Acquisition, and as of the Effective Time, Surviving Corporation, on a consolidated basis, are not engaged nor currently contemplate being engaged in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses or to pay their debts generally as they come due. Notwithstanding anything to the contrary contained above, (A) each representation and warranty contained in this Section 3.2(g) that is being made on the date hereof with respect to the Surviving Corporation as of the Effective Time is made on the date hereof assuming that (i) the Company’s representations and warranties in Sections 3.1(d), 3.1(i)(i) and 3.1(m) are true and correct in all material respects, (ii) no circumstance, event or condition (or aggregation of circumstances, events or conditions) occurring after the date of this Agreement will have had at the Effective Time a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole, and (iii) the Company will comply in all material respects with its obligations under Sections 4.1 and 4.2 hereof at all times between the date of this Agreement and the Effective Time and (B) all certifications in the bring-down certificate required under Section 6.3(a) that relate to this Section 3.2(g) shall be made assuming that all certificates delivered by the Company at Closing pursuant to Sections 6.2(a) and (b) are true and correct.

(h) Absence of Litigation and Orders. There is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity pending, or to the knowledge of Parent, threatened against Parent or Acquisition, or any of their Subsidiaries, or any of their property or assets, or any outstanding Orders in connection with Parent or Acquisition or their respective property or assets, which would reasonably be expected to have a Parent Material Adverse Effect.

(i) Management Arrangements. Parent has provided the Special Committee with true, correct and complete copies of all contracts and agreements between Parent and/or Acquisition (or any of their affiliates) and any of the officers and directors of the Company (or any of its affiliates) that would become effective upon consummation of the Merger, and Parent does not intend to enter into any additional contracts or agreements with the officers and directors of the Company that have not been provided to the Special Committee for disclosure in the Proxy Statement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      4.1     Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Schedule 4.1, (ii) as expressly contemplated or permitted by this Agreement or (iii) to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to:

(a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) use their reasonable best efforts, but only to the extent consistent with past practice, to (i) preserve intact their respective business organizations and goodwill, (ii) maintain their respective rights and franchises, (iii) retain the services of their respective officers and employees, (iv) other than as set forth in the agreement referred to in clause (6) of the proviso contained in the definition of Company Material Adverse Effect in Section 3.1(a), preserve intact their respective relationships with customers, suppliers and others having business dealings with them and (v) keep in full force and effect insurance comparable in amount and scope of coverage to the insurance now carried by them;

(c) comply in all material respects with all applicable Laws; and

(d) maintain the accuracy of all Compliance Committee minutes, interpretive guidance, employee training programs and all hotline actions or non-actions and keep the foregoing, together with the policies, procedures, and corporate governance elements of the Compliance Program, in full force and effect, subject only to modifications of the Executive Corporate Compliance Committee.

      4.2     Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Schedule 4.2, (ii) as expressly contemplated or permitted by this Agreement or (iii) to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld (it being understood, without excluding any other reason, that it shall not be unreasonable for Parent to withhold such consent if Parent in its reasonable judgment shall have determined that any proposed action would increase the aggregate amounts payable by Parent under Article II or adversely affect the Financing), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay dividends on, or make other distributions in respect of, any capital stock (other than cash dividends and distributions by wholly-owned Subsidiaries of the Company), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) repurchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor, except for cashless exercises to the extent permitted under a Company Stock Option;

(b) (i) except for shares of Company Common Stock (and associated Rights) issuable pursuant to Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with the current terms thereof, issue, deliver, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities or (ii) amend the terms of any outstanding debt or equity security of the Company (including any Company Stock Option or Company Warrant) or any Stock Plan;

(c) amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents);

(d) (i) merge or consolidate with, or acquire any interest in, any corporation, partnership, limited liability company, association or other business organization or division thereof except for the creation of a wholly-owned Subsidiary of the Company in the ordinary course of business, (ii) acquire or agree to acquire any material assets, except for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or (iii) make any loan or advance to, or otherwise make any investment in, any Persons other than loans or advances to, or investments in, Subsidiaries of the Company or Company Managed Practices existing on the date of this Agreement consistent with past practices;

(e) sell, lease, encumber or otherwise dispose of, or subject to any Lien, any assets having a fair market or book value in excess of $2,000,000 in the aggregate, other than sales of inventory in the ordinary course of business consistent with past practice;

(f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(g) except for increases in the compensation of employees (other than employees that are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Plan existing on the date of this Agreement, (i) grant to any director, officer, employee or consultant any increase in compensation, severance or termination pay, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, severance or termination agreement with any director, officer, employee or consultant or (iii) establish, adopt or become obligated under any new Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Plan or arrangement in existence on the date hereof;

(h) (i) assume, incur or guarantee any Indebtedness except for drawdowns under the Company’s existing senior credit facility (subject to the total commitment of the lenders thereunder as in effect on the date hereof) made in the ordinary course of business consistent with past practice, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) guarantee any other obligations of any other Person or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;

(i) other than as required by SEC guidelines or GAAP, make any changes with respect to accounting policies, procedures and practices or to change its fiscal year;

(j) settle or compromise any claims or litigation involving potential payments by or to the Company or any of its Subsidiaries of more than $2,000,000 in the aggregate, or that admit liability or consent to non-monetary relief, or that otherwise are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(k) pay, discharge or satisfy any other material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(l) make or rescind any material tax election, or take any material tax position or settle or compromise any material audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, or make any change to its method of reporting income, deductions or other tax items for tax purposes;

(m) enter into any license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice;

(n) enter into any new line of business;

(o) make any capital expenditures, except for any capital expenditure or series of related capital expenditures reflected in the Approved Capital Report, a copy of which is attached as Schedule 4.2(o), or any capital expenditure or series of capital expenditures which are not reflected in such Approved Capital Report but which are collectively less than $1,000,000;

(p) enter into any contracts, agreements or arrangements of the type described in Section 3.1(v)(ix);

(q) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(r) (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) with respect to, or to render the Rights inapplicable to, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (iii) below, or (iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Stock Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person;

(s) unless such terms as waived, modified or consented to are no more favorable to the other party than those set forth in the Confidentiality Agreement (as defined below), waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or waive any material benefits of, or agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

(t) knowingly or intentionally take any action that is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

(u) agree to or make any commitment to, whether orally or in writing, take any actions prohibited by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Access to Information; Confidentiality.

      (a) During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours, access to all of the Company’s and its Subsidiaries’ properties, books, records, leases, contracts, commitments, customers, officers, employees, accountants, counsel and other representatives who have any material knowledge relating to the Company or any of its Subsidiaries. The Confidentiality Agreement dated October 1, 2002 between WCAS and the Company, as amended from time to time as contemplated by Section 5.2(g) (the “Confidentiality Agreement”), shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

      (b) During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Parent and Acquisition (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) such other information concerning its business, properties and personnel as Parent or Acquisition may reasonably request.

      5.2     No Solicitation.

      (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on December 21, 2002 (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (collectively, the “Company Representatives”) shall have the right to (i) initiate, solicit and encourage (including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements (as hereinafter defined)) inquiries with respect to, or the making or submission of, Company Acquisition Proposals (as defined below) and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons in furtherance of any such inquiries and to induce the making or submission of Company Acquisition Proposals.

      (b) Subject to Section 5.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a bona fide written indication of interest that the Board of Directors of the Company or the Special Committee reasonably believes could result in a Superior Proposal (as hereinafter defined) (and the Company shall provide notice of, including the identity of the Person or group of related Persons making such indication of interest and the material terms and conditions thereof, within 24 hours following the Exclusivity Period Start Date) (each such Person or group, an “Excluded Party”), from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of the Company Representatives (and shall be responsible for non-compliance with the following provisions by any of the foregoing) to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquires, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(c) and except as may relate to any Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company, any Subsidiary thereof or any Company Representatives with respect to any Company Acquisition Proposal.

      (c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Company stockholders, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received a bona fide written Company Acquisition Proposal from a third party (including any Excluded Party), (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Company Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its legal advisors, the Board of Directors of the Company or the Special Committee determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then (x) the Company may take any of the actions otherwise prohibited by Section 5.2(b) with respect to such third party and such Company Acquisition Proposal; provided, that the Company (A) will provide notice to Parent of the identity of the Person making such Company Acquisition Proposal and the material terms and conditions thereof prior to or promptly after (and in any event within 24 hours after) commencing any such actions, provided that Parent will hold all such information pursuant to the terms of the Confidentiality Agreement, (B) will not, and will not allow any of its Subsidiaries or any Company Representatives to, disclose any information to such third party without entering into an Acceptable Confidentiality Agreement and (C) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

      (d) The Company shall keep Parent generally informed on a prompt basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (including as to the material terms and price in respect of any Company Acquisition Proposal) that are made or conducted pursuant to Section 5.2(a) or 5.2(c) no later than 24 hours after such material development, and shall provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) (it being understood that the Company shall not take any of the actions described in Section 7.1(f) or terminate this Agreement in accordance with Section 7.1(g) unless and until it provides Parent not less than 72 hours notice of such action or termination, as the case may be).

      (e) As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

      (f) As used in this Agreement, “Superior Proposal” means a Company Acquisition Proposal (but changing the references to the 20% amounts in the definition of Company Acquisition Proposal to 50%) made on terms which the Board of Directors (or the Special Committee) in good faith determines (based on such matters as it deems relevant, after consultation with its independent financial advisor and outside counsel), (a) would, if consummated, result in a transaction that is more favorable to its stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, and (b) is reasonably likely to be completed.

      (g) As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in either (i) the Confidentiality Agreement or (ii) a proposed amendment and/or restatement of the Confidentiality Agreement that is signed by the Company and delivered to WCAS so long as such amendment and/or restatement does not (x) contain or amend any provisions which are less favorable to WCAS than the Confidentiality Agreement in effect as of the date hereof or (y) amend or modify (including by adding any provision that limits or conflicts with) the provisions of the fourth paragraph or the eleventh paragraph of the Confidentiality Agreement in effect as of the date hereof.

      5.3     Fees and Expenses.

      (a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a willful and knowing breach of this Agreement by Parent or Acquisition as described in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

      (b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), (ii) by Parent under Section 7.1(d) so long as the breach or failure to perform giving rise to such right of termination under Section 7.1(d) was a willful and knowing breach or failure to perform, (iii) by the Company under Section 7.1(g), (iv) by Parent or the Company under Section 7.1(c) so long as (A) a Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date (as hereinafter defined) and not withdrawn prior to the 30th day preceding the Termination Date, (B) if Parent (rather than the Company) shall have terminated under Section 7.1(c), the Special Meeting shall not have been held prior to such termination under Section 7.1(c) for any reason other than the continuance of any SEC review and comment process relating to the Proxy Statement or the issuance by a court of competent jurisdiction of an Order prohibiting the Special Meeting (but only so long as the Company’s knowing and willful breach of or failure to perform any of its obligations under this Agreement is not the primary source of such delay) and (C) within twelve months after such termination pursuant to 7.1(c), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal (but changing the references to the 20% amounts in the definition of Company Acquisition Proposal to 50%) (the “Subsequent Transaction”) or (v) by Parent or the Company under Section 7.1(h) so long as (A) a Company Acquisition Proposal shall have been publicly announced prior to the Special Meeting and not withdrawn prior to the second business day preceding the mailing date of the Proxy Statement and (B) within twelve months after such termination pursuant to 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a Subsequent Transaction, then the Company shall pay to Parent or its designee, a fee in the amount of $12,912,000 (the “Company Termination Fee”), in cash, by wire transfer of immediately available funds to an account designated by Parent. The Company shall pay the Company Termination Fee to Parent (x) in the case of a termination as provided in Section 5.3(b)(i), (ii) or (iii) above on the day of termination of this Agreement or (y) in the case of a termination as provided in Section 5.3(b)(iv) or (v), on the date of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction. As used herein, with respect to any Company Acquisition Proposal, “withdrawn” shall mean that (i) such offer was withdrawn publicly or, if such Company Acquisition Proposal has not been publicly announced, that the Board of Directors or the Special Committee has confirmed in writing to Parent that is has been withdrawn, (ii) since the withdrawal of such Company Acquisition Proposal, there shall have been no further negotiations with respect thereto between the Person making such proposal (or such Person’s representatives) and the Company (or any Company Representatives) and no further delivery of confidential information by the Company (or any Company Representatives) to such Person (or such Person’s representatives) and (iii) the Company shall have requested that the Person making such proposal return or destroy all confidential information previously delivered to such Person (or such Person’s representatives); provided, that no Company Acquisition Proposal shall be considered to have been “withdrawn” for purposes of this Section 5.3(b) if, within twelve months after the termination of this Agreement, the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a Subsequent Transaction with the Person or group of Persons who made such Company Acquisition Proposal (or any affiliate thereof).

      5.4     Brokers or Finders.

      (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm.

      (b) Parent and Acquisition each represent as to itself, its subsidiaries and its affiliates that no agent, broker, investment banker, financial advisor or other firm or person engaged by Parent or Acquisition is or will be entitled to receive any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except as set forth in the Financing Letters or as set forth on Schedule 5.4(b).

      5.5     Indemnification; Directors’ and Officers’ Insurance.

      (a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the “Indemnitees”) as provided in their respective charters and/or bylaws (or similar organizational documents) or in any indemnification agreement listed on Schedule 5.5(a) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto. For six years after the Effective Time, Surviving Corporation shall indemnify and hold harmless the Indemnitees in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL.

      (b) For a period of six years after the Effective Time, the Surviving Corporation shall provide and maintain officers’ and directors’ liability insurance and fiduciary liability insurance for acts or omissions occurring prior to the Effective Time (“D&O Insurance”) covering the persons described in Section 5.5(a) (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms (particularly as to coverage and amount) no less advantageous in the aggregate to such indemnified parties than such existing insurance (a copy of which has been made available to Parent and Acquisition); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $495,000 (the “Current Premium”); and if the provision and maintenance of D&O Insurance in accordance with this Section 5.5(b) exceeds 200% of the Current Premium, the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 200% of the Current Premium.

      (c) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.

      (d) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any Person referenced in this Section 5.5 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The rights of this Section 5.5 shall be in addition to any rights such Persons may have under the Company Certificate of Incorporation or Company Bylaws or the articles or certificate of incorporation or bylaws of any Company Subsidiary, or under Delaware Law or any other applicable laws or under any agreement of any Indemnitee with the Company or any Company Subsidiary that is listed on Schedule 5.10.

      5.6     Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Laws or otherwise, to consummate and make effective the transactions contemplated by this Agreement. The Company will use its reasonable best efforts to obtain any consent from third parties necessary to allow the Company and its Subsidiaries to continue operating their business as presently conducted as a result of the consummation of the transactions contemplated hereby.

      (b) In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

      (c) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Parent or Acquisition in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof), including by making available to Parent and Acquisition and such financing sources and their representatives, personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources and, if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of Financing (or such substitutions or replacements) reasonably satisfactory to Parent and Acquisition and such financing sources.

      (d) Neither Parent nor Acquisition shall, without the prior written consent of the Company, take any action to amend, terminate or rescind the Financing Letters in any manner that would reasonably be expected to decrease the likelihood that the Financing will be obtained at Closing and each shall use their reasonable best efforts to satisfy the terms and conditions set forth in the Financing Letters on or before the Termination Date.

      (e) On or prior to the Closing Date, the Company shall enter into an amendment to the Amended and Restated AmeriSERP Plan, effective as of January 1, 2002 (the “AmeriSERP Plan”), pursuant to which Section 5.15 of the AmeriSERP Plan shall be deleted in its entirety effective as of the Effective Time.

      5.7     Publicity. The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

      5.8     Consents and Approvals; State Takeover Laws.

      (a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) any notification required to be filed by it or its “ultimate parent” company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

      (b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement.

      (c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

      (d) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger, use its commercially reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

      5.9     Notification of Certain Matters. Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (d) the commencement or threat of any Company Litigation or any other action, suit, investigation or proceeding which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company and/or any of its Subsidiaries or any of their respective properties or assets, in either case which, if pending or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1 the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in any such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgment that (a) the subject matter of such notice is material or would result in a Company Material Adverse Effect or Parent Material Adverse Effect, or is outside of the ordinary course of business or inconsistent with past practices or (b) there has occurred an actual or an anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

      5.10     Continuation of Employee Benefits.

      (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

      (b) Until the first anniversary of the Effective Time the Surviving Corporation will not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

      (c) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

      (d) This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Company, the Surviving Corporation and any Person referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in clause (a) above, nothing contained in this Section 5.10 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

      5.11     Preparation of the Proxy Statement; Special Meeting.

      (a) As soon as practicable following the date of this Agreement (but in any event no later than ten business days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement. The parties will cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company shall provide Parent a reasonable opportunity to review and comment on its draft of the Proxy Statement (including each amendment or supplement thereto), and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

      (b) Subject to the next two sentences of this Section 5.11(b), the Company shall, acting through its Board of Directors and in accordance with applicable Law and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the shareholders of the Company) for the purpose of considering and taking action upon this Agreement and the Merger and shall solicit proxies in favor of approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s stockholders (subject to the following, such recommendation, together with a copy of the opinion referred to in Section 3.1(n), shall be included in the Proxy Statement); provided, that, notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may determine (i) not to make or may withdraw, modify or change such recommendation and (ii) not to solicit proxies in favor of this Agreement and the Merger and/or not to hold the Special Meeting if, in the case of both clauses (i) and (ii), the Special Committee has determined in good faith, after consultation with its independent legal and financial advisors, that (a) the Company has received a Company Acquisition Proposal that could reasonably be expected to result in a Superior Proposal and (b) failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable Law. The Company may, if it has complied with the provisions of Section 5.2 and this Section 5.11, and it receives a written bona fide Company Acquisition Proposal that it reasonably expects could result in a Superior Proposal, delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case, for such time (not to exceed ten business days) as is necessary for the Board of Directors of the Company to consider such Company Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

      5.12     Consequences If Rights Are Triggered. If any Distribution Date (under and as defined in the Rights Agreement) or Stock Acquisition Date (under and as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent, and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No Order or Law shall be in effect that prevents or materially restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

      6.2     Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1(a)(y), 3.1(b), 3.1(c)(i), 3.1(c)(ii)(A), 3.1(l) (with respect to Sections 4.2(a) and (b)), 3.1(p), 3.1(q), 3.1(x), 3.1(y) and 5.4(a) of this Agreement (the “Specified Sections”) shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(c) There shall not be pending or threatened any suit, action, investigation or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Acquisition of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock by Parent or Acquisition or seeking to obtain from the Company, Parent or Acquisition any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Company Material Adverse Effect.

(d) The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries which, if not so continued as a result of the consummation of the Merger, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) There shall not have occurred after the date of this Agreement any event or circumstance, or aggregation of events or circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Parent and Acquisition shall have obtained the proceeds of the Financing substantially on the terms contemplated by the Financing Letters or alternative financing on terms (including amounts and pricing) no less favorable in any material respect than those set forth in the Financing Letters.

(g) The total number of Dissenting Shares (excluding any shares held by WCAS) shall not exceed 5% of the issued and outstanding shares of Company Common Stock as of the Effective Time; provided that such percentage shall increase to 8% in the event the Dissenting Shares shall include a holder of more than 3% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

      6.3     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of Parent and Acquisition set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents, and, as to the representations and warranties set forth in Section 3.2(g), their respective primary financial officers, to the effect set forth in this paragraph.

(b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

(c) Parent and Acquisition shall have obtained the proceeds of the Financing or alternative financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.

ARTICLE VII

TERMINATION AND ABANDONMENT

      7.1     Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a) by mutual written consent of the Company, Parent and Acquisition;

(b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m. (EST) on April 30, 2003 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of thirty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such thirty day period extend beyond the second day preceding the Termination Date);

(e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of thirty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such thirty day period extend beyond the second day preceding the Termination Date);

(f) by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have withdrawn or modified, in any manner which is materially adverse to Parent and/or Acquisition, its recommendation or approval of this Agreement and the Merger, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s stockholders that they approve this Agreement and the Merger at the Special Meeting, (iii) the Board of Directors of the Company or the Special Committee shall have publicly approved or recommended any alternative Company Acquisition Proposal, (iv) a tender or exchange offer that would constitute an alternative Company Acquisition Proposal is commenced after the date of this Agreement and the Board of Directors of the Company or the Special Committee fails to recommend against the acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof or (v) if the Board of Directors of the Company or the Special Committee resolves to take any of the foregoing actions; provided, that the Company shall provide Parent prior written notice of its intention to take any action described in this

Section 7.1(f), which notice must be received by Parent at least 72 hours prior to the Company’s taking any such action;

(g) by the Company, if in the exercise of its good faith judgment as to its fiduciary duties to the stockholders of the Company, after consultation with outside counsel, the Board of Directors of the Company or the Special Committee determines that such termination is required by reason of a Superior Proposal having been made; provided, that the Company shall provide Parent not less than 72 hours prior written notice of its intention to terminate this Agreement and/or enter into a definitive agreement with respect to any Superior Proposal; or

(h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any adjournment thereof).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

      7.2     Effect of Termination. (a) In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that the last sentence of Section 5.1(a), Section 5.3, Section 5.4, this Section 7.2 and Article VIII shall survive such termination.

(b) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, the Company acknowledges and agrees that its remedy for any claim asserted by the Company against Parent or Acquisition, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof shall be limited to the remedy as agreed to in the Contingency Letter Agreement among WCAS, the Company and Parent dated of even date herewith and such remedy shall only be available if this Agreement shall have been terminated by the Company pursuant to Section 7.1(e) and such breaches or claimed breaches by Parent and/or Acquisition giving rise to such termination were knowing and willful.

(c) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, Parent and Acquisition acknowledge and agree that: (i) for any claim asserted by Parent or Acquisition against the Company, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof, Parent and Acquisition shall be entitled to only a single recovery, and such recovery shall be as specified in Section 5.3 hereof; (ii) such recovery shall be Parent and Acquisition’s sole and exclusive remedy with respect to any such claim, and all other damages or remedies, at law or in equity (including provisional remedies) are waived; (iii) it is the intent of Parent and Acquisition that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory upon which recovery hereunder is sought.

ARTICLE VIII

MISCELLANEOUS

      8.1     Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

      8.2     Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

      8.3     Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a)	if to Parent or Acquisition, to it:

c/o Welsh, Carson, Anderson & Stowe IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
Attn: Paul B. Queally and D. Scott Mackesy
Facsimile: (212) 893-9566

with a copy to:

Reboul, MacMurray, Hewitt & Maynard

45 Rockefeller Plaza
New York, New York 10111
Attn: Othon A. Prounis, Esq.
Facsimile: (212) 841-5725

(b)	if to the Company, to:

AmeriPath, Inc.

7289 Garden Road, Suite 200
Riviera Beach, Florida 33404
Attn: James C. New
Facsimile: (561) 845-0129

with a copy to:

Alston & Bird LLP

One Atlantic Center
1201 Peachtree Street
Atlanta, GA 30309-3424
Attn: J. Vaughan Curtis, Esq.
Facsimile: (404) 881-7777

      8.4     Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used in this Agreement, the phrase “to the knowledge of the Company” shall mean to the actual knowledge of the individuals listed on Schedule 8.4, after reasonable inquiry.

      8.5     Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.6     Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules hereto, together with the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Section 5.5 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      8.7     Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

      8.8     Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      8.9     Governing Law. This Agreement, and all claims arising hereunder, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

      8.10     Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      8.11     Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any assignment in violation of the foregoing shall be null and void.

      8.12     Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY:

AMERIPATH, INC.

By:	/s/ JAMES C. NEW

Name: James C. New

Title:	Chief Executive Officer

PARENT:

AMY HOLDING COMPANY

By:	/s/ D. SCOTT MACKESY

Name: D. Scott Mackesy

Title:	Vice President

ACQUISITION:

AMY ACQUISITION CORP.

By:	/s/ D. SCOTT MACKESY

Name: D. Scott Mackesy

Title:	Vice President

APPENDIX B

CONTINGENCY LETTER AGREEMENT

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

320 Park Avenue, Suite 2500
New York, New York 10022-6815

As of December 8, 2002

Amy Holding Company

c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, New York 10022-6815

AmeriPath, Inc.

7289 Garden Road, Suite 200
Riveria Beach, Florida 33404

      Re: Contingency Letter Agreement

Ladies and Gentlemen:

      Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Amy Holding Company, a Delaware corporation (“Parent”), Amy Acquisition Corp., a Delaware corporation (“Acquisition”), and Ameripath, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement or, if not defined therein, in the Senior Bank and Bridge Loan Commitment Letter (such terms being used herein as defined in the Merger Agreement).

      Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS IX”) hereby agrees with Parent and the Company that, if, at any time on or after the date hereof and prior to the Effective Time, Parent and/or Acquisition shall have any liability to the Company under the Merger Agreement or otherwise that cannot be satisfied out of the assets of Parent and/or Acquisition, WCAS IX shall make an equity contribution to Parent (which shall, to the extent needed, be contributed by Parent to Acquisition) in an amount up to the amount of such liability (such obligation of WCAS IX, the “Backstop Obligation”); provided, that, WCAS IX shall, in any event, be deemed to have satisfied in full the Backstop Obligation once WCAS IX has contributed to Parent in respect of such Backstop Obligation and/or paid or delivered to the Company in respect of Direct Obligations (as defined below) an aggregate $12,912,000 in cash and an aggregate 1,534,480 shares of Company Common Stock. Any contribution by WCAS IX to Parent pursuant to this paragraph shall reduce by an equal amount any investment commitment that WCAS IX may have to Parent. WCAS IX’s Backstop Obligation may be satisfied by a contribution to Parent by any other affiliate of Welsh, Carson, Anderson & Stowe or a third party. Any contribution contemplated by this paragraph shall be made immediately upon the earlier to occur of: (i) the execution and delivery of any settlement agreement to which the Company is a party relating to and finally resolving any liability by Parent and/or Acquisition to Company under the Merger Agreement and if an action was commenced by the Company in respect of such liability there shall have been executed and delivered by the Company a stipulation of dismissal with prejudice in a form prepared by WCAS IX or (ii) the entry by a court of competent jurisdiction of a final judgment no longer subject to appeal or other avenue of review that a liability by Parent and/or Acquisition to Company under the Merger Agreement exists. WCAS IX further acknowledges and agrees that, consistent with the terms of this letter agreement, the Backstop Obligation is absolute and unconditional.

      In addition, WCAS IX hereby covenants and agrees (in the case of (i), (ii), and (iii) below) and represents and warrants (in the case of (iv) below) as follows:

(i) to vote all shares of Company Common Stock held by it in favor of the Merger Agreement and the Merger and not to exercise appraisal rights in connection with the Merger;

(ii) to use its reasonable best efforts prior to the Termination Date (or earlier termination of the Merger Agreement) to take, or cause Parent and/or Acquisition to take, all action and to do, or cause Parent and/or Acquisition to do, all things that are necessary to consummate the Financing to be provided under the Senior Bank and Bridge Loan Commitment Letter (the “Debt Financing”) or, in the event the Debt Financing is unable to be consummated for whatever reason, to obtain alternative debt financing that is (i) sufficient to enable Parent and Acquisition to consummate in a timely manner the transactions contemplated by the Merger Agreement in accordance therewith and (ii) on terms not materially less favorable to Parent, Acquisition, WCAS IX and/or WCAS Capital Partners III, L.P. (“WCAS CP III”) than the terms of the Debt Financing as set forth in the Senior Bank and Bridge Loan Commitment Letter (including the attachments thereto), including, without limitation, with respect to pricing and other Debt Financing terms and the amounts and terms of the equity and debt financing required to be provided by WCAS IX, WCAS CP III and the other Investors;

(iii) any tax sharing arrangement it causes Parent and/or Acquisition and/or the Borrower to enter into shall contain terms and conditions satisfactory to the Arrangers and the Lenders; and

(iv) the Arrangers have committed, pursuant and subject to the terms and conditions of the Senior Bank and Bridge Loan Commitment Letter, to provide 100% of the Debt Financing and the Arrangers have acknowledged to and agreed with Parent and the Arrangers are satisfied with (a) the terms and conditions of the Merger Agreement, an executed copy of which has been provided to the Arrangers, (b) the terms and conditions of the Senior Facilities, the Subordinated Notes and the Bridge Loans, and the anticipated capitalization, structure and equity ownership of Parent and the Borrower, in each case as described in the Senior Bank and Bridge Loan Commitment Letter (including the attachments thereto) and subject to the rights of the Arrangers described in the Fee Letter delivered in connection with the Senior Bank and Bridge Loan Commitment Letter, and (c) the terms of the Holdings Subordinated Notes, a form of which has been provided to the Arrangers.

Notwithstanding anything to the contrary contained herein, (A) in no event shall WCAS IX have any liability in respect of any breach of the representations, warranties, covenants and agreements contained in clauses (i) through (iv) above (“Direct Obligations”) unless such breach is knowing and willful and (B) the Direct Obligations shall be satisfied in full once WCAS IX has contributed to Parent in respect of the Backstop Obligation and/or paid or delivered to the Company in respect of Direct Obligations an aggregate $12,912,000 in cash and an aggregate 1,534,480 shares of Company Common Stock.

      The Company covenants, agrees and acknowledges that: (i) for any claim asserted by the Company against Parent, Acquisition and/or WCAS IX, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into or terms of the Merger Agreement or this letter or the transactions contemplated by either of them or the breach or claimed breach thereof, the Company shall be entitled to only a single recovery, and such recovery shall be as specified in the second and third paragraphs of this letter agreement; (ii) such recovery shall be the Company’s sole and exclusive remedy with respect to any such claim, and all other damages or remedies, at law or in equity (including provisional remedies) are waived; (iii) it is the intent of the Company that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory or theories upon which recovery hereunder is sought; and (iv) this paragraph shall survive any expiration or termination of the Merger Agreement or this letter agreement.

      Notwithstanding anything that may be expressed or implied in the foregoing provisions of this letter agreement, Parent, Acquisition and the Company covenant, agree and acknowledge that no person or entity other than WCAS IX, shall have any obligation hereunder and that, notwithstanding that WCAS IX is a partnership, no recourse hereunder shall be had against any current or future officer, director, agent or employee of WCAS IX, against any current or future general or limited partner of WCAS IX or against any current or future director, officer, employee, general or limited partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, or otherwise. Without limiting the generality of the foregoing, it is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any current or future officer, agent or employee of WCAS IX, any current or future general or limited partner of WCAS IX or any current or future director, officer, employee, general or limited partner, member affiliate or assignee of any of the foregoing, as such for any obligations of WCAS IX under this letter agreement or for any claim relating to, based on, in respect of or by reason of such obligations or their creation.

      Each of WCAS IX, Parent and the Company covenants, agrees and acknowledges that: (i) this letter agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; (ii) this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; (iii) nothing express or implied is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever relating to, under or by reason of this letter agreement; (iv) this letter agreement and all claims arising hereunder shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof; (v) any claim arising under this letter agreement shall be brought exclusively in the state or federal courts sitting in New York County, New York, and such courts are agreed to be a convenient forum for such claims and (vi) this letter agreement, together with the Merger Agreement and the other agreements executed in connection with the Merger Agreement on the date hereof, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supercedes all prior written and oral agreements and understandings with respect thereto.

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Very truly yours,

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By WCAS IX Associates LLC
General Partner

By:	/s/ D. SCOTT MACKESY

Managing Member

Accepted and Agreed to By:

AMY HOLDING COMPANY

By:	/s/ D. SCOTT MACKESY

Name: D. Scott Mackesy

Title:	Vice President

AMERIPATH, INC.

By:	/s/ JAMES C. NEW

Name: James C. New
Title: Chairman and CEO

APPENDIX C

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

December 8, 2002

The Special Committee and the Board of Directors

AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

Members of the Special Committee and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of AmeriPath, Inc. (“AmeriPath”), other than Welsh, Carson, Anderson & Stowe (“Welsh, Carson”) and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 8, 2002 (the “Merger Agreement”), among AmeriPath, Amy Holding Company, a wholly owned subsidiary of an affiliate of Welsh Carson (“Holdco”), and Amy Acquisition Corp., a wholly owned subsidiary of Holdco (“Acquisition Corp.”). As more fully described in the Merger Agreement, (i) Acquisition Corp. will be merged with and into AmeriPath (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of AmeriPath (“AmeriPath Common Stock”) will be converted into the right to receive $21.25 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of AmeriPath and certain representatives and advisors of Welsh, Carson concerning the business, operations and prospects of AmeriPath. We examined certain publicly available business and financial information relating to AmeriPath as well as certain financial forecasts and other information and data relating to AmeriPath which were provided to or otherwise discussed with us by the management of AmeriPath. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of AmeriPath Common Stock; the historical and projected earnings and other operating data of AmeriPath; and the financial condition and capitalization of AmeriPath. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating AmeriPath. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise discussed with us, we have been advised by the management of AmeriPath that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of AmeriPath as to the future financial performance of AmeriPath. In rendering our opinion and with your consent, we have relied upon the representations and warranties of AmeriPath, Holdco and Acquisition Corp. as set forth in the Merger Agreement and have assumed that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws (including laws relating to insolvency and fraudulent conveyance). We also have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Merger. We have not made or been provided with an independent

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The Special Committee and the Board of Directors

AmeriPath, Inc.
December 8, 2002

evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AmeriPath nor have we made any physical inspection of the properties or assets of AmeriPath. Prior to the date hereof, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of AmeriPath; however, as contemplated by the Merger Agreement, we will, upon the request of the Special Committee, solicit third party indications of interest for competing acquisition proposals during the period following public announcement of the proposed Merger and continuing until December 21, 2002. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for AmeriPath or the effect of any other transaction in which AmeriPath might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to the Special Committee of the Board of Directors in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. As you are aware, an affiliate of Salomon Smith Barney engaged in the commercial lending business has acted as co-syndication agent and joint book-running lead arranger for a bank credit facility of AmeriPath which is expected to be repaid in connection with the Merger, for which services such affiliate has received, and will receive, compensation. We also in the past have provided investment banking services to AmeriPath and certain affiliates of Welsh, Carson unrelated to the proposed Merger, including in connection with underwritten public offerings of AmeriPath Common Stock and offerings of certain securities of such affiliates of Welsh, Carson, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of AmeriPath and certain affiliates of Welsh, Carson for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with AmeriPath, Welsh, Carson and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee and the Board of Directors in their evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on the proposed Merger or any related matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of AmeriPath Common Stock (other than Welsh, Carson and its affiliates).

Very truly yours,

/s/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

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APPENDIX D

DELAWARE CODE

TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and. who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AMERIPATH, INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS                               , 2003

This Proxy is Solicited on Behalf of the Board of Directors

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERIPATH, INC., a Delaware corporation, does hereby constitute and appoint      and                         , or any one of them, with full power or substitution, to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of AmeriPath, Inc. that the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held at                         , on       , 2003 at                         a.m., Eastern Time, and at any and all adjournments, postponements and continuations thereof, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

     Please mark your vote as indicated in this example ☒

     APPROVAL OF AGREEMENT AND PLAN OF MERGER

     To approve and adopt the Agreement and Plan of Merger, dated as of December 8, 2002, among AmeriPath, Inc., Amy Holding Company and Amy Acquisition Corp., and the merger contemplated thereby, pursuant to which Amy Acquisition Corp. will be merged with and into AmeriPath, Inc., with AmeriPath, Inc. as the surviving corporation.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

(Continued, and to be marked, dated and signed, on the other side)

     NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

     JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING AS AN ENTITY, PLEASE GIVE NAME OF ENTITY AND HAVE A DULY AUTHORIZED PERSON SIGN, STATING TITLE.

Date

Signature(s)
Date

Signature(s)

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.